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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-183939

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

4.375% Senior Notes due 2024	$750,000,000	$96,600.00

Guarantees of Senior Notes	—	—(2)

Total	$750,000,000	$96,600.00

(1)
Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n), no registration fee is required with respect to the guarantees.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 17, 2012)

Cimarex Energy Co.
$750,000,000
4.375% Senior Notes due 2024
Interest payable June 1 and December 1

We are offering $750,000,000 aggregate principal amount of our 4.375% Senior Notes due 2024 (the "notes"). The notes will mature on June 1, 2024. Interest will accrue from June 4, 2014, and will be payable on June 1 and December 1 of each year, beginning December 1, 2014.

We may redeem all or a part of the notes at any time at the applicable redemption prices described under "Description of Notes — Optional Redemption." If we experience specific kinds of changes in control accompanied by a specified ratings decline, we must offer to purchase the notes.

The notes will be our general unsecured, senior obligations, will be equal in right of payment with any of our existing and future unsecured senior indebtedness that is not by its terms subordinated to the notes, and will be effectively junior to any future secured indebtedness to the extent of the value of collateral securing that debt. The notes will be guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee our revolving credit facility or that guarantee certain other indebtedness, subject to certain exceptions. The notes will be structurally subordinated to the indebtedness and other liabilities of any non-guarantor subsidiaries.

You should read this prospectus supplement and the accompanying base prospectus carefully before you invest in our notes. Investing in our notes involves risks. See "Risk Factors" beginning on page S-12 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price(1)	Underwriting discounts and commissions	Proceeds, before expenses, to us(1)
Per note	100.0%	1.0%	99.0%
Total	$750,000,000	$7,500,000	$742,500,000

(1)
Plus accrued interest, if any, from June 4, 2014

The notes will not be listed on any securities exchange or automated quotation system.

The Issuer expects that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about June 4, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint book-running managers
Wells Fargo Securities	Deutsche Bank Securities	J.P. Morgan
Mitsubishi UFJ Securities		US Bancorp

Co-managers
BB&T Capital Markets	BBVA	BOSC, Inc.	Capital One Securities
CIBC	Comerica Securities	Goldman, Sachs & Co.	ING
KeyBanc Capital Markets		Santander

The date of this prospectus supplement is May 20, 2014.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the "SEC," utilizing a "shelf" registration process. This prospectus supplement relates to the offer and sale of the notes.

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the notes. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than its date or that the information incorporated by reference in this prospectus supplement is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

It is expected that delivery of the notes will be made against payment therefor on or about June 4, 2014, which is the tenth business day following the date hereof (such settlement cycle being referred to as "T+10"). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade notes on the date of pricing or the next six succeeding business days should consult their own advisors.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters. The second part, the accompanying base prospectus dated September 17, 2012, provides more general information about the various securities that we may offer from time to time, some of which information may not apply to the notes we are offering hereby. Generally when we refer to this "prospectus," we are referring to both this prospectus supplement and the accompanying base prospectus combined. If any of the information in this prospectus supplement is inconsistent with any of the information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          Throughout this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference herein and therein, we make statements that may be deemed "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events, outcomes and other matters that Cimarex plans, expects, intends, assumes, believes, budgets, predicts, forecasts, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein. Forward-looking statements include statements with respect to, among other things:

  •
  Fluctuations in the price we receive for our oil and gas production;

  •
  Timing and amount of future production of oil and natural gas;

  •
  Reductions in the quantity of oil and gas sold due to decreased industry-wide demand and/or curtailments in production from specific properties or areas due to mechanical, transportation, marketing, weather or other problems;

  •
  Amount, nature and timing of capital expenditures;

  •
  Operating costs and other expenses;

  •
  Operating and capital expenditures that are either significantly higher or lower than anticipated because the actual cost of identified projects varied from original estimates and/or from the number of exploration and development opportunities being greater or fewer than currently anticipated;

  •
  Exploration and development opportunities that we pursue may not result in economic, productive oil and gas properties;

  •
  Drilling of wells;

  •
  Reserve estimates;

  •
  Cash flow and anticipated liquidity;

  •
  Estimates of proved reserves, exploitation potential or exploration prospect size;

  •
  Legislation and regulatory changes;

  •
  Increased financing costs due to a significant increase in interest rates; and

S-ii

  •
  Access to capital markets.

          We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures and other risks described herein.

          Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of such data by our engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the timing of future production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

          Should one or more of the risks or uncertainties described above or elsewhere in this prospectus supplement or the accompanying base prospectus, including the information incorporated by reference herein or therein, cause our underlying assumptions to be incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

          All forward-looking statements, express or implied, included in this prospectus supplement or the accompanying base prospectus, including the information incorporated by reference herein or therein, and attributable to Cimarex are qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Cimarex or persons acting on its behalf may issue. Cimarex does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, except as required by law.

 NON-GAAP FINANCIAL MEASURES

          We refer to the term EBITDA (as described in "Summary — Summary Historical Consolidated Financial Data") in various places in this prospectus supplement. EBITDA is a supplemental financial measure that is not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

          The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of "non-GAAP financial measures," such as EBITDA and the ratios related thereto. This measure is derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

  •
  a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

  •
  a statement disclosing the purposes for which the registrant's management uses the non-GAAP financial measure.

          Our measurement of EBITDA may not be comparable to those of other companies. Please see "Summary — Summary Historical Consolidated Financial Data" for a discussion of our use of EBITDA in this prospectus supplement, including the reasons that we believe this information is useful to management and to investors and a reconciliation of EBITDA to the most closely comparable financial measures calculated in accordance with GAAP.

S-iii

GLOSSARY OF OIL AND GAS TERMS

In this prospectus, the following terms have the meanings specified below.

  Bbl/d — Barrels (of oil or natural gas liquids) per day

  Bbls — Barrels (of oil or natural gas liquids)

  Bcf — Billion cubic feet

  Bcfe — Billion cubic feet equivalent

  Btu — British thermal unit

  MBbls — Thousand barrels

  Mcf — Thousand cubic feet (of natural gas)

  Mcfe — Thousand cubic feet equivalent

  MMBbl/MMBbls — Million barrels

  MMBtu — Million British thermal units

  MMcf — Million cubic feet

  MMcf/d — Million cubic feet per day

  MMcfe — Million cubic feet equivalent

  MMcfe/d — Million cubic feet equivalent per day

  Net Acres — Gross acreage multiplied by working interest percentage

  Net Production — Gross production multiplied by net revenue interest

  NGL or NGLs — Natural gas liquids

  Tcf — Trillion cubic feet

  Tcfe — Trillion cubic feet equivalent

Energy equivalent is determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

S-iv

 SUMMARY

          This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled "Risk Factors" commencing on page S-12 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are incorporated by reference in this prospectus supplement, for financial and other important information you should consider before investing in the notes.

          In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms "Cimarex," "our Company," "us," "we" and "our" refer to Cimarex Energy Co. and its consolidated subsidiaries. References to "underwriters" refer to the firms listed on the cover page of this prospectus supplement.

Our Business

          We are an independent oil and gas exploration and production company. Our operations are mainly located in Oklahoma, Texas, and New Mexico. Our corporate headquarters are in Denver, Colorado. Our main operating offices are in Tulsa, Oklahoma and Midland, Texas.

          Proved reserves at December 31, 2013 totaled 2.5 Tcfe, consisting of 1.3 Tcf of natural gas, 108.5 million barrels of crude oil and 92.0 million barrels of natural gas liquids. Of total proved reserves, 80% are classified as proved developed and 52% are gas.

          Our production during the first quarter of 2014 averaged 740 MMcfe per day. Average daily production was comprised of 355 MMcf of gas (48%), 39,168 barrels of crude oil (32%) and 25,028 barrels of natural gas liquids (20%). At December 31, 2013, the wells we operate accounted for approximately 77% of our production and 75% of our total proved reserves.

          Our operations are organized into two main core areas. Our Permian Basin assets are principally located in southeast New Mexico and west Texas. Our Mid-Continent assets are principally located in Oklahoma, the Texas Panhandle and southwest Kansas. We also have minor operations along the U.S. Gulf Coast, principally in southeast Texas, and in certain other areas. The following table provides a summary of reserve and acreage information for each of our regional operations as of December 31, 2013 and production information for the three months ending March 31, 2014.

	As of December 31, 2013				Three months ended March 31, 2014
Region	Proved reserves (Bcfe)	Proved developed as % of total proved reserves	Gross acreage	Net acreage	Average daily production (MMcfe/d)
Permian Basin	1,006	80%	617,751	463,270	347
Mid-Continent	1,461	79%	1,043,855	652,689	371
Other	30	100%	6,158,465	5,660,548	22

	2,497	80%	7,820,071	6,776,507	740

Business Strengths

          Robust organic growth opportunities.    During 2013, we added 727 Bcfe of proved reserves from extensions and discoveries, replacing 288% of production. To do so, we drilled and completed 365 gross (185 net) wells, investing $1.565 billion on exploration and development activities. Of total expenditures, 65% was invested in Permian Basin projects and 31% was directed to Mid-Continent area projects. We have a large inventory of drilling opportunities, limited lease expirations and few service commitments. Our exploration and development teams continue to generate projects on our existing acreage inventory and also seek to identify new areas for exploration and development.

          Control over drilling inventory.    We will continue to seek to exercise control over the majority of our properties and investment decisions. At December 31, 2013, we operated the wells that accounted for approximately 75% of our total proved reserves and 77% of our production. We believe our ability to control our drilling inventory will continue to allow us to more effectively control operating costs, timing of development activities and technological enhancements, marketing of production and allocation of our capital budget.

          Strong balance sheet with a conservative capital structure.    Conservative use of leverage has long been a part of our financial strategy. We believe that maintaining a strong balance sheet mitigates financial risk and positions us to be able to withstand commodity price volatility. At March 31, 2014, we had $1.025 billion of long-term debt and our long-term debt to total capitalization ratio was 20%. Based on expected cash flow provided by operating activities and available liquidity under our revolving credit facility, we believe we are well positioned to fund our identified future drilling opportunities.

          Experienced management and operational teams.    Our financial and operations executives are led by Thomas E. Jorden (President, CEO and Chairman of the Board of Directors), Joseph R. Albi (Executive Vice President and Chief Operating Officer), Paul Korus (Chief Financial Officer), and John Lambuth (Vice President — Exploration), who each have over 25 years of experience in the oil and gas industry. Our executive management team is supported by technical and operating managers who also have substantial industry experience and expertise within the basins in which we operate.

Business Strategy

          Profitably grow proved reserves and production.    Our strategy centers on maximizing cash flow from our producing properties and profitably reinvesting that cash flow in exploration and development drilling. During 2013, our cash flow from operating activities totaled $1.3 billion. Our total 2013 capital investment was $1.6 billion, including $1.565 billion on exploration and development. We funded our capital program primarily with cash flow from operations and our revolving credit facility. Total proved reserves and production each grew by 11% during 2013.

          Focus on a blended, diversified portfolio.    We are currently focused in two main operating areas: the Permian Basin and the Mid-Continent region. As of December 31, 2013, the Permian Basin and Mid-Continent comprised 40% and 59% of our total proved reserves, respectively. We believe that crude oil and liquids-rich gas plays in these two areas offer long-term growth potential. During 2013, 32% of our total production volumes were comprised of crude oil and 18% were comprised of natural gas liquids ("NGLs"), with the remainder attributable to gas. Revenues from oil and NGL sales totaled $1.5 billion in 2013, or 74% of total revenues.

          Employ a disciplined approach to capital investment decision making.    Each drilling decision we make is based on its risk-adjusted discounted cash flow rate of return on investment. Our detailed analysis includes estimates of potential reserve size, geologic and mechanical risks, expected costs, future production profiles and future oil and gas prices. Our integrated teams of geoscientists, landmen and petroleum engineers continually generate new prospects to maintain a rolling portfolio of drilling opportunities in different basins with varying geologic characteristics. We have a centralized exploration management system that measures actual results and provides feedback to the originating exploration team in order to help them improve and refine future investment decisions. We believe that our detailed technical analysis and disciplined capital investment process mitigates risk and positions us to achieve increases in proved reserves and production.

          Maintain ability to pursue new opportunities.    While our primary focus is drilling, we occasionally consider acquisition opportunities that allow us to either enhance our competitive position in existing core areas or add new areas such as the recently announced Cana-Woodford Acquisition described below.

Recent Events

Amendment to revolving credit facility

          Effective May 1, 2014, we entered into the second amendment to our revolving credit facility with our existing lenders. The amendment increased our borrowing base to $2.5 billion with an aggregate commitment of $1 billion. The interest rate for borrowings and the commitment fee for unused borrowings were also reduced by the amendment.

Acquisition of Cana-Woodford acreage

          On May 6, 2014, we entered into a purchase and sale agreement to acquire oil and gas assets primarily in the Cana-Woodford shale play in Western Oklahoma (the "Additional Cana-Woodford Assets") for $497.4 million in cash. Simultaneously, we entered into an agreement to sell at closing a 50% interest in the Additional Cana-Woodford Assets to Devon Energy Corp. for $248.7 million (such acquisition and simultaneous sale, the "Cana-Woodford Acquisition"). Our share of the Additional Cana-Woodford Assets includes our estimate of proved developed reserves of approximately 140 billion cubic feet equivalent (64% gas) at January 1, 2014, current production of approximately 35 million cubic feet equivalent per day (63% gas) and 50,000 net acres, including 30,000 net acres in the Cana-Woodford area and oil-rich East Cana area. Approximately 65% of the proved developed reserves are associated with properties in which we already own a working interest. The Cana-Woodford Acquisition is expected to close during the second quarter of 2014 and is subject to customary conditions and purchase price adjustments. A portion of the proceeds of this offering will be used to pay all amounts outstanding under our revolving credit facility, and the revolving credit facility will then be utilized to fund the purchase of our share of the Additional Cana-Woodford Assets.

2014 Exploration and development plans

          Our 2014 exploration and development plans currently anticipate expenditures of $1.9 billion. We expect nearly all the 2014 capital will be directed towards crude oil drilling or liquids-rich gas drilling in the Permian and Mid-Continent regions.

Corporate Information

          We are a Delaware corporation formed in February 2002. Our principal executive offices are located at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203. Our common stock is listed on the New York Stock Exchange under the symbol "XEC." We maintain a website at www.cimarex.com. However, our website and the information on our website is not part of this prospectus supplement or the accompanying base prospectus, and you should rely only on the information contained in this prospectus supplement and the accompanying base prospectus and in the documents incorporated by reference herein and therein when making a decision as to whether to buy the notes in this offering.

 The Offering

          The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes and the note guarantees, please refer to the section entitled "Description of Notes" in this prospectus supplement and "Description of debt securities" in the accompanying base prospectus. For purposes of the description of notes included in this prospectus, references to the "Company," "issuer," "us," "we" and "our" refer to Cimarex Energy Co. and do not include our subsidiaries.

Issuer	Cimarex Energy Co.
Securities Offered	$750,000,000 aggregate principal amount of 4.375% Senior Notes due 2024.
Maturity Date	June 1, 2024.
Interest Rate	4.375% per year.
Interest Payment Dates	June 1 and December 1, commencing December 1, 2014. Interest will accrue from June 4, 2014.
Optional Redemption
At any time prior to March 1, 2024, we may redeem all or a part of the notes at a make-whole redemption price calculated as described herein, together with accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after March 1, 2024, we may redeem all or part of the notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes — Optional Redemption."
Change of Control Offer
Upon the occurrence of specific kinds of changes of control accompanied by a specified ratings decline, you will have the right, as a holder of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of Notes — Change of Control Triggering Event" in this prospectus supplement.
Note Guarantees
The notes will be guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee our revolving credit facility or that guarantee certain other indebtedness. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See "Description of Notes — Subsidiary Guarantees" and "Description of Notes — Certain Covenants — Future Subsidiary Guarantees" in this prospectus supplement. As of and for the quarter ended March 31, 2014, our non-guarantor subsidiaries had limited operations and no assets, liabilities or obligations, excluding inter-company amounts.

Ranking	The notes and the note guarantees will be our and the subsidiary guarantors' senior unsecured obligations and will:
• rank senior in right of payment to all of our and the subsidiary guarantors' existing and future subordinated indebtedness;
• rank equally in right of payment with all of our and the subsidiary guarantors' existing and future senior indebtedness;
• be effectively junior to any of our and the subsidiary guarantors' existing and future secured debt, to the extent of the value of the collateral securing such debt; and
• be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.
As of March 31, 2014, after giving effect to our amended revolving credit facility, this offering and our use of the net proceeds therefrom as described under "Use of Proceeds":

•

we would have had approximately $1.5 billion of total indebtedness, consisting of the notes and our 5.875% Senior Notes due 2022 in the principal amount of $750 million, which we refer to herein as our "existing notes";

• we would not have had any secured indebtedness or subordinated indebtedness;

•

we would have had commitments available to be borrowed under our revolving credit facility of approximately $1.0 billion, all of which, if borrowed, would rank equally in right of payment to the notes; and

• our non-guarantor subsidiaries would have had limited operations and would not have had any obligations or liabilities (other than inter-company obligations and liabilities).
Covenants	We will issue the notes under an indenture with U.S. Bank National Association as trustee. The indenture will, among other things, limit our ability and the ability of our subsidiaries to:
• incur liens securing indebtedness; and
• consolidate, merge or sell all or substantially all of our assets.
These covenants will be subject to a number of important exceptions and qualifications. For more details, see "Description of Notes" in this prospectus supplement.

Absence of Public Market for the Notes	The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.
Use of Proceeds
We intend to use the net proceeds of this offering to repay borrowings under our revolving credit facility and for general corporate purposes. Affiliates of certain of the underwriters are lenders to us under our revolving credit facility. See "Use of Proceeds" in this prospectus supplement. We intend to use our revolving credit facility to fund the purchase of our share of the Additional Cana-Woodford Assets, which transaction is subject to customary closing conditions and purchase price adjustments and is expected to close during the second quarter of 2014. This offering is not conditioned on the closing of the Cana-Woodford Acquisition.

Risk Factors

          In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information contained or incorporated in this prospectus, the specific factors set forth under "Risk Factors" in this prospectus supplement for risks involved with an investment in the notes.

Conflicts of Interest

          Affiliates of each of the underwriters except for Goldman, Sachs & Co. are lenders under our revolving credit facility, and accordingly, will receive a portion of the proceeds from this offering in the form of the repayment of borrowings under such facility. Because more than 5% of the net proceeds, not including underwriting compensation, is expected to be paid to affiliates of members of the Financial Industry Regulatory Authority, Inc. ("FINRA") participating in the offering, the offering will be conducted in accordance with FINRA Rule 5121. Pursuant to such rule, Goldman, Sachs & Co. acted as the qualified independent underwriter in pricing this offering and conducting due diligence. We have agreed to indemnify Goldman, Sachs & Co. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See "Underwriting (Conflicts of Interest)."

 Summary Historical Consolidated Financial Data

          The following table shows our summary historical consolidated financial data as of and for the periods indicated. Our consolidated statement of operations and cash flows data for the fiscal years ended December 31, 2013, 2012 and 2011 and the consolidated balance sheet data as of December 31, 2013 and 2012 have been derived from our audited financial statements incorporated by reference in this prospectus supplement. The consolidated balance sheet data as of December 31, 2011 have been derived from our consolidated financial statements that are not incorporated by reference in this prospectus supplement. The consolidated financial data for the three months ended and as of March 31, 2014 and 2013 have been derived from our unaudited financial statements incorporated by reference in this prospectus supplement.

          You should read the summary historical consolidated financial data below in conjunction with our consolidated financial statements and the accompanying notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are incorporated by reference in this prospectus supplement.

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
	(unaudited)
Statement of operations data:
Revenues:
Gas sales	$170,097	$101,121	$471,045	$340,744	$530,334
Oil sales	325,071	257,532	1,250,212	1,027,757	909,344
NGL sales	89,957	56,875	231,248	213,149	263,842
Gas gathering and other	12,464	10,727	45,441	43,042	53,640
Gas marketing, net of related costs of $78,068, $35,506, $187,772, $86,813 and $119,725, respectively	1,627	101	105	(754)	729

Total revenue	$599,216	$426,356	$1,998,051	$1,623,938	$1,757,889

Costs and expenses:
Depreciation, depletion and amortization	173,931	136,438	615,874	513,916	390,461
Asset retirement obligation	3,218	2,399	7,989	13,019	11,451
Production	75,141	69,386	286,742	258,584	247,048
Transportation, processing, and other operating	44,248	18,634	93,580	57,354	56,711
Gas gathering and other	8,784	6,156	25,876	21,965	23,327
Taxes other than income	33,621	25,128	112,732	86,994	126,468
General and administrative	20,712	15,577	77,466	54,428	45,256
Stock compensation	3,724	3,605	14,279	21,919	18,949
(Gain)/loss on derivative instruments, net	15,735	1,603	209	(245)	(10,322)
Other operating (income) and expense	103	2,932	(132,334)	24,961	10,263

Total costs	$379,217	$281,858	$1,102,413	$1,052,895	$919,612

Operating Income	$219,999	$144,498	$895,638	$571,043	$838,277
Other (income) and expense:
Interest expense	14,042	13,206	54,973	49,317	35,611
Capitalized interest	(7,290)	(9,195)	(31,517)	(35,174)	(29,057)
Loss on early extinguishment of debt	—	—	—	16,214	—
Other, net	(6,955)	(2,616)	(21,518)	(19,864)	(9,758)

Income before income tax	$220,202	$143,103	$893,700	$560,550	$841,481
Income tax expense	81,745	53,176	329,011	206,727	311,549

Net income	$138,457	$89,927	$564,689	$353,823	$529,932

Balance sheet data (as of period end):
Cash and cash equivalents	$4,530	$18,532	$4,531	$69,538	$2,406
Net oil and gas properties	6,274,614	5,285,753	5,965,637	5,004,769	4,126,208
Total assets	7,618,635	6,569,949	7,253,135	6,305,152	5,357,377
Long-term debt	1,025,000	870,000	924,000	750,000	405,000
Stockholders' equity	4,147,737	3,554,593	4,022,208	3,474,736	3,130,613
Cash flows data:
Net cash flow provided by (used in):
Operating activities	$348,024	$247,078	$1,324,348	$1,192,764	$1,292,275
Investing activities	(439,790)	(409,217)	(1,531,037)	(1,415,072)	(1,429,446)
Financing activities	91,765	111,133	141,682	289,440	25,451
Other financial data:
EBITDA(1)	$404,103	$285,951	$1,541,019	$1,101,628	$1,249,947
Total interest(2)	14,042	13,206	54,973	49,317	35,611
Oil and gas expenditures(3)	420,040	390,669	1,572,288	1,662,707	1,562,159
Ratio of long-term debt to EBITDA	2.54x	3.04x	0.60x	0.68x	0.32x
Ratio of EBITDA to total interest(4)	28.8x	21.7x	28.0x	22.3x	35.1x
Ratio of earnings to fixed charges(5)	15.0x	10.6x	15.5x	11.3x	22.7x

(1)
EBITDA represents net earnings before income taxes, interest expense and depreciation, depletion and amortization. EBITDA is a measure that is not calculated in accordance with GAAP. EBITDA should not be considered as an alternative to net income, income before taxes, net cash flow provided by operating activities or any other measure of financial performance presented in accordance with GAAP. We believe that EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt and to fund capital expenditures. Because EBITDA is commonly used in the oil and gas industry, we believe it is useful in evaluating our ability to meet our interest obligations in connection with this offering. EBITDA calculations may vary among entities, so our computation of EBITDA may not be comparable to EBITDA or similar measures of other entities. In evaluating EBITDA, we believe that investors should consider, among other things, the amount by which EBITDA exceeds interest costs, how EBITDA compares to principal payments on debt and how EBITDA compares to capital expenditures for each period.

  The following table provides a reconciliation of net income to EBITDA.

	Three months ended March 31,		Year ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
	(unaudited)
Net income	$138,457	$89,927	$564,689	$353,823	$529,932
Income tax expense	81,745	53,176	329,011	206,727	311,549
Interest expense, net of capitalized interest	6,752	4,011	23,456	14,143	6,554
Depreciation, depletion and amortization(6)	177,149	138,837	623,863	526,935	401,912

EBITDA	$404,103	$285,951	$1,541,019	$1,101,628	$1,249,947

(2)
Includes capitalized interest of $7,290, $9,195, $31,517, $35,174 and $29,057 for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011, respectively.

(3)
As presented on our consolidated Statements of Cash Flows included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and incorporated by reference herein.

(4)
Represents EBITDA divided by total interest. The ratio of net income to total interest for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013, 2012 and 2011 were 9.86x, 6.81x, 10.27x, 7.17x, and 14.88x, respectively.

(5)
The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income from continuing operations before income taxes and cumulative change in accounting principle plus distributions received from equity investments and fixed charges, minus income from equity investees and capitalized interest. Fixed charges consist of interest expensed, which includes amortization of the discount and premium related to indebtedness, an estimated interest component in net rental expense, and interest capitalized. The pro forma effect of using $275 million of proceeds from the notes to pay down $275 million of bank debt outstanding at March 31, 2014 results in our pro forma ratio of earnings to fixed charges to change by greater than 10% primarily from using a higher pro forma rate of interest than was actually incurred during those periods. The pro forma ratio of earnings to fixed charges for the three months ended March 31, 2014 and the year ended December 31, 2013 would have been 13.4x and 13.9x, respectively.

(6)
Includes asset retirement obligations.

 Summary Reserve, Production and Operating Data

          Proved oil and gas reserve quantities are based on estimates prepared by Cimarex in accordance with the SEC's modernized rules for reporting oil and gas reserves. DeGolyer and MacNaughton, an independent petroleum engineering consulting firm, reviewed our reserve estimates for properties that comprised at least 80% of the discounted future net cash flows before income taxes, using a 10% discount rate, attributable to the total interests owned by Cimarex as of December 31, 2013, 2012 and 2011. All information included or incorporated by reference in this prospectus supplement relating to oil and gas reserves is net to our interest unless stated otherwise. The following table sets forth the present value and estimated volume of our oil and gas proved reserves:

	As of December 31,
	2013	2012	2011
Total proved reserves:
Gas (MMcf)	1,293,500	1,251,863	1,216,441
Oil (MBbls)	108,533	77,921	72,322
NGL (MBbls)	92,044	89,909	65,815
Equivalent (MMcfe)	2,496,964	2,258,844	2,045,265
% gas	52%	55%	59%
% proved developed	80%	80%	82%
Standardized measure of discounted future net cash flow after-tax, discounted at 10% (in millions)	$3,598.9	$2,908.7	$3,139.8
Average price used in calculation of future net cash flow:
Gas ($/Mcf)	$3.01	$2.27	$3.79
Oil ($/Bbl)	$92.74	$88.91	$89.64
NGL ($/Bbl)	$28.42	$29.12	$41.70

          The following table sets forth certain information regarding our production volumes and the average oil and gas prices received and operating expenses per Mcfe of production:

	Three months ended March 31,		Years ended December 31,
	2014	2013	2013	2012	2011
Production volumes:
Gas (MMcf)	31,973	29,952	125,248	118,495	120,113
Oil (MBbls)	3,525	2,984	13,380	11,516	9,778
NGL (MBbls)	2,252	1,941	7,876	6,952	6,236
Equivalent (MMcfe)	66,639	59,499	252,787	229,300	216,198
Net average daily volumes:
Gas (MMcf)	355.3	332.8	343.1	323.8	329.1
Oil (MBbls)	39.2	33.2	36.7	31.5	26.8
NGL (MBbls)	25.0	21.6	21.6	19.0	17.1
Equivalent (MMcfe)	740.4	661.1	692.6	626.5	592.3
Average sales price:
Gas ($/Mcf)	$5.32	$3.38	$3.76	$2.88	$4.42
Oil ($/Bbl)	$92.22	$86.31	$93.44	$89.25	$93.00
NGL ($/Bbl)	$39.94	$29.31	$29.36	$30.66	$42.31
Production cost ($/Mcfe)	$1.13	$1.17	$1.13	$1.13	$1.14

          The following table summarizes average daily production by region:

	Three months ended March 31,		Years ended December 31,
	2014 (MMcfe/d)	2013 (MMcfe/d)	2013 (MMcfe/d)	2012 (MMcfe/d)
Permian Basin	347.0	275.2	320.0	263.7
Mid-Continent	371.3	360.6	346.1	322.5
Other	22.1	25.3	26.5	40.3

Total	740.4	661.1	692.6	626.5

RISK FACTORS

          Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below, and all of the information contained or incorporated by reference into this prospectus before deciding whether to purchase the notes. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition or results of operations would suffer.

          This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference also include forward-looking statements, which involve risks and uncertainties. Our actual results may differ substantially from those discussed in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein. See "Cautionary Statement Regarding Forward-Looking Statements" in this prospectus supplement.

Risks Relating to Our Business

Oil, gas, and NGL prices fluctuate due to a number of uncontrollable factors, creating a component of uncertainty in our development plans and overall operations. Declines in prices adversely affect our financial results and rate of growth in proved reserves and production.

          Oil and gas markets are very volatile. We cannot predict future prices. The prices we receive for our production heavily influence our revenue, profitability, access to capital and future rate of growth. The prices we receive depend on numerous factors beyond our control. These factors include, but are not limited to, changes in domestic and global supply and demand for oil and gas, geopolitical instability, the actions of the Organization of Petroleum Exporting Countries, the level of domestic and global oil and gas exploration and production activity, weather conditions, technological advances affecting energy consumption, governmental regulations and taxes, and the price and technological advancement of alternative fuels.

          Our proved oil and gas reserves and production volumes will decrease unless those reserves are replaced with new discoveries or acquisitions. Accordingly, for the foreseeable future, we expect to make substantial capital investments for the exploration and development of new oil and gas reserves. Historically, we have paid for these types of capital expenditures with cash flow provided by our production operations, our revolving credit facility, and proceeds from the sale of senior notes. Low prices reduce the amount of oil and gas that we can economically produce and may cause us to curtail, delay or defer certain exploration and development projects. Moreover, low prices also may impact our abilities to borrow under our revolving credit facility and to raise additional debt or equity capital to fund acquisitions.

If prices decrease, we may be required to take write-downs of the carrying values of our oil and gas properties and/or our goodwill.

          Accounting rules require that we periodically review the carrying value of our oil and gas properties and goodwill for possible impairment. Even moderate future price declines could cause us to incur impairment charges, which could have a material adverse effect on the results of our operations in the period taken.

          As of March 31, 2014, the calculated value of the ceiling limitation exceeded the carrying value of our oil and gas properties subject to a ceiling test and no impairment was necessary. However, a decline of 8% or more in the value of the ceiling limitation would have resulted in an impairment. If prices decline, or if there is a negative impact on one or more of the other components of the calculation, we may incur a full cost ceiling impairment related to our oil and gas properties in future quarters.

United States or global financial markets may impact our business and financial condition.

          A credit crisis or other turmoil in the U.S. or global financial system may have a negative impact on our business and our financial condition. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing. This could have an impact on our flexibility to react to changing economic and business conditions. Deteriorating economic conditions could have a negative impact on our lenders, the purchasers of our oil and gas production and the working interest owners in properties we operate, causing them to fail to meet their obligations to us.

Failure to economically replace oil and gas reserves commercially could negatively affect our financial results and future rate of growth.

          In order to replace the reserves depleted by production and to maintain or grow our total proved reserves and overall production levels, we must either locate and develop new oil and gas reserves or acquire producing properties from others. This can require significant capital expenditures and can impose reinvestment risk for our Company, as we may not be able to continue to replace our reserves economically. While we occasionally may seek to acquire proved reserves, our main business strategy is to grow through exploration and drilling. Without successful exploration and development, our reserves, production and revenues could decline rapidly, which would negatively impact the results of our operations.

          Exploration and development involves numerous risks, including new governmental regulations and the risk that we will not discover any commercially productive oil or gas reservoirs. Additionally, it can be unprofitable, not only from dry holes, but also from productive wells that do not return a profit because of insufficient reserves or declines in commodity prices.

          Our drilling operations may be curtailed, delayed, or canceled for many reasons. Factors such as unforeseen poor drilling conditions, title problems, unexpected pressure, irregularities, equipment failures, accidents, adverse weather conditions, compliance with environmental and other governmental requirements, and the cost of, or shortages or delays in the availability of, drilling and completion services could negatively impact our drilling operations.

Our proved reserve estimates may be inaccurate and future net cash flows are uncertain.

          Estimates of total proved oil and gas reserves (consisting of proved developed and proved undeveloped reserves) and associated future net cash flow depend on a number of variables and assumptions. See "Cautionary Statement Regarding Forward-Looking Statements." Among others, changes in any of the following factors may cause actual results to vary considerably from estimates:

  •
  timing of development expenditures;

  •
  amount of required capital expenditures and associated economics;

  •
  recovery efficiencies, decline rates, drainage areas, and reservoir limits;

  •
  anticipated reservoir and production characteristics and interpretations of geologic and geophysical data;

  •
  production rates, reservoir pressure, unexpected water encroachment, and other subsurface conditions;

  •
  oil, gas, and NGL prices;

  •
  governmental regulation;

  •
  operating costs;

  •
  property, severance, excise and other taxes incidental to oil and gas operations;

  •
  work-over and remediation costs; and

  •
  federal and state income taxes.

          At December 31, 2013, 20% of our total proved reserves are categorized as proved undeveloped.

          Our proved oil and gas reserve estimates are prepared by Cimarex engineers in accordance with guidelines established by the SEC. DeGolyer and MacNaughton, independent petroleum engineers, reviewed our reserve estimates for properties that comprised at least 80% of the discounted future net cash flows before income taxes, using a 10% discount rate, as of December 31, 2013.

          The cash flow amounts referred to in this prospectus supplement and the documents incorporated by reference herein should not be construed as the current market value of our proved reserves. In accordance with SEC guidelines, the estimated discounted net cash flow from proved reserves is based on the average of the previous twelve months' prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially different.

Hedging transactions may limit our potential gains and involve other risks.

          To limit our exposure to price risk, we enter into hedging agreements from time to time and use commodity derivatives. During the first three months of 2014, we had hedges covering 31% of our oil production and 36% of our gas production. Hedges limit volatility and increase the predictability of a portion of our cash flow. These transactions also limit our potential gains when oil and gas prices exceed the prices established by the hedges.

          In certain circumstances, hedging transactions may expose us to the risk of financial loss, including instances in which:

  •
  the counterparties to our hedging agreements fail to perform;

  •
  there is a sudden unexpected event that materially increases oil and natural gas prices; or

  •
  there is a widening of price basis differentials between delivery points for our production and the delivery point assumed in the hedge arrangement.

          Because all of our derivative contracts are accounted for under mark-to-market accounting, we expect continued volatility in derivative gains or losses on our income statement as changes occur in the relevant price indexes.

The adoption of derivatives legislation could have an adverse effect on our ability to use derivative instruments as hedges against fluctuating commodity prices.

          In July 2010, the Dodd-Frank Act was enacted, representing an extensive overhaul of the framework for regulation of U.S. financial markets. The Dodd-Frank Act called for various regulatory agencies, including the SEC and the Commodities Futures Trading Commission (the "CFTC"), to establish regulations for implementation of many of its provisions. The Dodd-Frank Act contains significant derivatives regulations, including requirements that certain transactions be cleared on exchanges and that cash collateral (margin) be posted for such transactions. The Dodd-Frank Act provides for an exemption from the clearing and cash collateral requirements for commercial end-users, such as Cimarex, and it includes a number of defined terms used in determining how this exemption applies to particular derivative transactions and the parties to those transactions.

          We have satisfied the requirements for the end-user exception to the clearing requirement and continue to engage in derivative transactions. However, the CFTC is still finalizing certain rules that will have an impact on our hedging counterparties and possibly end-users as well. The ultimate effect of these new rules and any additional regulations is currently uncertain. New rules and regulations in this area may result in significant increased costs and disclosure obligations.

We have been an early entrant into new or emerging resource plays. As a result, our drilling results in these areas are uncertain. The value of our undeveloped acreage may decline and we may incur impairment charges if drilling results are unsuccessful.

          New or emerging oil and gas resource plays have limited or no production history. Consequently, in those areas it is difficult to predict our future drilling costs and results. Therefore, our cost of drilling, completing and operating wells in these areas may be higher than initially expected. Similarly, our production may be lower than initially expected, and the value of our undeveloped acreage may decline if our results are unsuccessful. As a result, we may be required to write down the carrying value of our undeveloped acreage in new or emerging plays.

          Furthermore, unless production is established during the primary term of certain of our undeveloped oil and gas leases, the leases will expire and we will lose our right to develop those properties.

Our business depends on oil and gas pipeline and transportation facilities, some of which are owned by others.

          Our oil and natural gas production depends in large part on the proximity and capacity of pipeline systems and transportation facilities. The lack of availability or the lack of capacity on these systems and facilities could result in the curtailment of production or the delay or discontinuance of drilling plans. This is more likely in remote areas without established infrastructure, such as our Culberson County, Texas area where we have recently begun development activities. The lack of availability or capacity in these facilities for an extended period of time could negatively affect our revenues.

          Federal and state regulation of oil and natural gas, adverse court rulings, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce and market oil and natural gas.

Competition in our industry is intense and many of our competitors have greater financial and technological resources.

          We operate in the competitive area of oil and gas exploration and production. Many of our competitors are large, well-established companies that have larger operating staffs and greater capital resources. These competitors may be willing to pay more for exploratory prospects and productive oil and gas properties. They may also be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.

We may be subject to information technology system failures, network disruptions and breaches in data security.

          Information system failures, network disruptions and breaches in data security could have a material adverse effect on our ability to conduct our business. We could experience system failures due to power or telecommunications failures, human error, natural disasters, fire, sabotage, hardware or software malfunction or defects, computer viruses, intentional acts of vandalism or terrorism and similar acts. Such system failures could result in the unanticipated disruption of our operations, the processing of transactions and the reporting of our financial results. While management has taken steps to address these concerns by implementing network security and internal control measures, there can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition and results of operations.

We are subject to complex laws and regulations that can adversely affect the cost, manner, and feasibility of doing business.

          Exploration, production, and the sale of oil and gas are subject to extensive laws and regulations, including those implemented to protect the environment, human health and safety, and wildlife. Federal, state, and local regulatory agencies frequently require permitting and impose conditions on our activities. During the permitting process, these regulatory agencies often exercise considerable discretion in both the timing and scope of the permits. The requirements or conditions imposed by these agencies can be costly and can delay the commencement of our operations.

          Failing to comply with any of the applicable laws and regulations could result in the suspension or termination of our operations and subject us to administrative, civil and criminal liabilities and penalties. Such costs could have a material adverse effect on both our financial condition and operations.

Environmental matters and costs can be significant.

          As an owner, lessee, or operator of oil and gas properties, we are subject to various complex, stringent and constantly evolving environmental laws and regulations. Our operations inherently create the risk of environmental liability to the government and private parties stemming from our use, generation, handling and disposal of water and waste materials, as well as the release of petroleum hydrocarbons or other substances into the air, soil or water. The environmental laws and regulations to which we are subject may impose numerous obligations applicable to our operations, including the acquisition of a permit before conducting regulated drilling activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from our operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency ("EPA") and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve taking difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining or be unable to obtain required permits, which may delay or interrupt our operations and limit our growth and revenue.

          Liabilities under certain environmental laws can be joint and several and may in some cases be imposed regardless of fault on our part. We could be held liable for damages or remediating facilities that were previously owned or operated by others that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable law at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Since these environmental risks generally are not fully insurable and can result in substantial costs, such liabilities could have a material adverse effect on both our financial condition and operations.

Our financial condition and results of operations may be materially adversely affected if we incur costs and liabilities due to a failure to comply with environmental regulations or a release of hazardous substances into the environment.

          Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict and, in some cases, joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. The most significant of these environmental laws is as follows:

  •
  The Comprehensive Environmental Response, Compensation, and Liability Act, as amended, referred to as CERCLA or the Superfund law, and comparable state laws, which imposes liability on generators, transporters and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur.

  •
  The Oil Pollution Act of 1990 ("OPA"), under which owners and operators of onshore facilities and pipelines, lessees or permittees of an area in which an offshore facility is located, and owners and operators of vessels are liable for removal costs and damages that result from a discharge of oil into navigable waters of the United States.

  •
  The Resource Conservation and Recovery Act ("RCRA"), as amended, and comparable state statutes, which governs the treatment, storage and disposal of solid waste.

  •
  The Federal Water Pollution Control Act, as amended, also known as the Clean Water Act ("CWA"), which governs the discharge of pollutants, including natural gas wastes into federal and state waters.

  •
  The Safe Drinking Water Act ("SDWA"), which governs the disposal of wastewater in underground injection wells.

          We believe that we are in substantial compliance with the requirements of CERCLA, RCRA, OPA, CWA, SDWA and related state and local laws and regulations, and that we hold all necessary and up-to-date permits, registrations and other authorizations required under such laws and regulations. Although we believe that the current costs of managing our wastes as they are presently classified are reflected in our budget, any legislative or regulatory reclassification of oil and natural gas exploration and production wastes could increase our costs to manage and dispose of such wastes and have a material adverse effect on our financial condition and operations.

Federal regulatory initiatives relating to the protection of threatened or endangered species could result in increased costs and additional operating restrictions or delays.

          The federal Endangered Species Act ("ESA") was established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species' habitat. The U.S. Fish and Wildlife Service ("FWS") may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to federal land use and may materially delay or prohibit land access for oil and natural gas development. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. We conduct operations on federal oil and natural gas leases in areas where certain species that are listed as threatened or endangered and where other species, such as the lesser prairie chicken, potentially could be listed as threatened or endangered under the ESA exist. Operations in areas where threatened or endangered species or their habitat are known to exist may require us to incur increased costs to implement mitigation or protective measures and also may restrict or preclude our drilling activities in those areas or during certain seasons, such as breeding and nesting seasons. On March 27, 2014, the FWS announced the listing of the lesser prairie chicken, whose habitat is over a five-state region, including Texas, New Mexico, Oklahoma and Kansas, where we conduct operations, as a threatened species under the ESA. Listing of the lesser prairie chicken as a threatened species imposes restrictions on disturbances to critical habitat by landowners and drilling companies that would harass, harm or otherwise result in a "taking" of this species. However, the FWS also announced a final rule that will limit regulatory impacts on landowners and businesses from the listing if those landowners and businesses have entered into certain range-wide conservation planning agreements, such as those developed by the Western Association of Fish and Wildlife Agencies ("WAFWA"), pursuant to which such parties agreed to take steps to protect the lesser prairie chicken's habitat and to pay a mitigation fee if its actions harm the lesser prairie chicken's habitat. The listing of the lesser prairie chicken as a threatened species or, alternatively, entry into certain range-wide conservation planning agreements with groups such as WAFWA, could result in increased costs to us from species protection measures, time delays or limitations on the drilling program's activities, which costs, delays or limitations may be significant. We entered into a voluntary Candidate Conservation Agreement ("CCA") with the FWS, whereby we agreed to take certain actions and limit certain activities, such as limiting drilling on certain portions of our acreage during nesting seasons, in an effort to protect the lesser prairie chicken. Such CCA could result in increased costs to us from species protection measures, time delays or limitations on the drilling programs' activities, which costs, delays or limitations may be significant.

Our hydraulic fracturing activities are subject to risks that could negatively impact our operations and profitability.

          We use hydraulic fracturing for almost all of our wells. Hydraulic fracturing is a process that involves pumping fluid and proppant at high pressure into a hydrocarbon bearing formation to create and hold open fractures. Those fractures enable gas or oil to move through the formation's pores to the well bore. Typically, the fluid used in this process is primarily water. In plays where hydraulic fracturing is necessary for successful development, the demand for water may exceed the supply. A lack of readily available water or a significant increase in the cost of water could cause delays or increased completion costs.

          While hydraulic fracturing has historically been regulated by state oil and natural gas commissions, the practice has become increasingly controversial in certain parts of the country, resulting in increased scrutiny and regulation. For example, in October 2011, the EPA announced its plan to propose federal pre-treatment standards for wastewater generated during the hydraulic fracturing process. Hydraulic fracturing stimulation requires the use of a significant volume of water with some resulting "flowback," as well as "produced water." If adopted, the new pretreatment rules will require shale gas operations to pretreat wastewater before transferring it to treatment facilities. Proposed rules are expected sometime in 2014. Moreover, the EPA has indicated that it may develop and issue regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing; however, to date, it has taken no action to do so. In addition to the use of water, hydraulic fracturing fluid contains chemicals or additives designed to optimize production. Many states require companies to disclose the components of this fluid. For example in May 2013, the Texas Railroad Commission adopted new rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. Additional states, as well as the federal government, may follow with similar or conflicting requirements or may restrict the use of certain additives, resulting in more costly or less effective development of wells.

          Indeed, in May 2013, the federal Bureau of Land Management published a supplemental notice of proposed rulemaking governing hydraulic fracturing on federal and Indian lands that replaces a prior draft of proposed rulemaking issued by the agency in May 2012. The revised proposed rule would continue to require public disclosure of chemicals used in hydraulic fracturing on federal and Indian lands, confirmation that wells used in fracturing operations meet appropriate construction standards, and development of appropriate plans for managing flowback water that returns to the surface. Efforts to regulate hydraulic fracturing by local municipalities, states and at the federal level are increasing. Many new regulations are being considered, including limiting water withdrawals and usage, water disposition, restricting which additives may be used, implementing local or state-wide hydraulic fracturing moratoriums and temporary or permanent bans in certain environmentally sensitive and other areas. Public sentiment against hydraulic fracturing and shale gas production has become more vocal, which could lead to permitting and compliance requirements becoming more stringent. Consequences of these actions could increase our capital, compliance, and operating costs significantly, as well as delay or halt our ability to develop our oil and gas reserves.

          Any of the above factors could have a material adverse effect on our financial position, results of operations or cash flows.

The adoption of climate change legislation or regulations restricting emission of greenhouse gases could result in increased operating costs and reduced demand for the oil and natural gas we produce.

          Studies have suggested that emission of certain gases, commonly referred to as greenhouse gases ("GHGs") may be impacting the earth's climate. Methane, a primary component of natural gas, and carbon dioxide, a by-product of the burning of oil and natural gas, are examples of greenhouse gases. The U.S. Congress and various states have been evaluating, and in some cases implementing, climate-related legislation and other regulatory initiatives that restrict emissions of greenhouse gases. In December 2009, the EPA published its findings that emissions of GHGs present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth's atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations under existing provisions of the federal Clean Air Act that establish Prevention of Significant Deterioration ("PSD") and Title V permit reviews for GHG emissions from certain large stationary sources. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet "best available control technology" standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain oil and natural gas production facilities on an annual basis, which includes certain of our operations.

          While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations that require reporting of GHGs or otherwise limit emissions of GHGs from our equipment and operations could require us to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with our operations, and such requirements also could adversely affect demand for the oil and natural gas that we produce.

Our limited ability to influence operations and associated costs on non-operated properties could result in economic losses that are partially beyond our control.

          Other companies operate approximately 23% of our net production. Our success in properties operated by others depends upon a number of factors outside of our control. These factors include timing and amount of capital expenditures, the operator's expertise and financial resources, approval of other participants in drilling wells, selection of technology and maintenance of safety and environmental standards. Our dependence on the operator and other working interest owners for these projects could prevent the realization of our targeted returns on capital in drilling or acquisition activities.

Our business involves many operating risks that may result in substantial losses for which insurance may be unavailable or inadequate.

          Our operations are subject to hazards and risks inherent in drilling for oil and gas, such as fires, natural disasters, explosions, formations with abnormal pressures, casing collapses, uncontrollable flows of underground gas, blowouts, surface cratering, pipeline ruptures or cement failures. Other such risks include theft, vandalism, environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases. Any of these risks can cause substantial losses resulting from:

  •
  injury or loss of life;

  •
  damage to, loss of or destruction of, property, natural resources and equipment;

  •
  pollution and other environmental damages;

  •
  regulatory investigations, civil litigation and penalties;

  •
  damage to our reputation;

  •
  suspension of our operations; and

  •
  costs related to repair and remediation.

          In addition, our liability for environmental hazards may include conditions created by the previous owners of properties that we purchase or lease.

          We maintain insurance coverage against some, but not all, potential losses. We do not believe that insurance coverage for all environmental damages that could occur is available at a reasonable cost. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operation.

We may not be able to generate enough cash flow to meet our debt obligations.

          At March 31, 2014, our long-term debt consisted of $750 million of existing notes and $275 million of bank debt. In addition to interest expense and principal on our long-term debt, we have demands on our cash resources including, among others, operating expenses and capital expenditures.

          Our ability to pay the principal and interest on our long-term debt and to satisfy our other liabilities will depend upon future performance and our ability to repay or refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by economic and capital market conditions, results of operations and other factors, many of which are beyond our control. Our ability to meet our debt service obligations also may be impacted by changes in prevailing interest rates, as borrowing under our existing revolving credit facility bears interest at floating rates.

          We may not generate sufficient cash flow from operations. Without sufficient cash flow, there may not be adequate future sources of capital to enable us to service our indebtedness or to fund our other liquidity needs. If we are unable to service our indebtedness and fund our operating costs, we will be forced to adopt alternative strategies that may include:

  •
  reducing or delaying capital expenditures;

  •
  seeking additional debt financing or equity capital;

  •
  selling assets; or

  •
  restructuring or refinancing debt.

          We may be unable to complete any such strategies on satisfactory terms, if at all. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations.

Our acquisition activities may not be successful, which may hinder our replacement of reserves and adversely affect our results of operations.

          The successful acquisition of producing properties requires an assessment of several factors, including:

  •
  geological risks and recoverable reserves;

  •
  future oil and gas prices and their appropriate differentials;

  •
  operating costs; and

  •
  potential environmental risks and other liabilities.

          The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections will not likely be performed on every well or facility, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Furthermore, the seller may be unwilling or unable to provide effective contractual protection against all or part of the identified problems.

Competition for experienced, technical personnel may negatively impact our operations.

          Our exploratory and development drilling success depends, in part, on our ability to attract and retain experienced professional personnel. The loss of any key executives or other key personnel could have a material adverse effect on our operations. As we continue to grow our asset base and the scope of our operations, our future profitability will depend on our ability to attract and retain qualified personnel, particularly individuals with a strong background in geology, geophysics, engineering and operations.

We are involved in various legal proceedings, the outcome of which could have an adverse effect on our liquidity.

          In the normal course of business, we have various lawsuits and related disputed claims, including but not limited to claims concerning title, royalty payments, environmental issues, personal injuries, and contractual issues. Although we currently believe the resolution of these lawsuits and claims, individually or in the aggregate, would not have a material adverse effect on our financial condition or results of operations, our assessment of our current litigation and other legal proceedings could change in light of the discovery of facts with respect to legal actions or other proceedings pending against us not presently known to us or determinations by judges, juries or other finders of fact that are not in accord with our evaluation of the possible liability or outcome of such proceedings. Therefore, there can be no assurance that outcomes of future legal proceedings would not have an adverse effect on our liquidity and capital resources.

Certain federal income tax deductions currently available with respect to natural gas and oil exploration and development may be eliminated, as a result of future legislation.

          Various proposals have been made recommending the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. Legislation is often introduced in Congress which would implement many of these proposals. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; and (iii) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective.

          The passage of this legislation or any other similar change in U.S. federal income tax law could eliminate or postpone certain tax deductions that are currently available with respect to natural gas and oil exploration and development, and any such change could have an adverse effect on our financial position.

Risks Relating to Our Indebtedness and the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

          We have, and after the offering will continue to have, a significant amount of indebtedness. As of March 31, 2014, after giving effect to the amendment to our revolving credit facility, this offering and the use of proceeds therefrom, our total debt would have been approximately $1.5 billion and we would have had unused commitments of approximately $1 billion under our revolving credit facility. We have demands on our cash resources in addition to interest expense and principal on the notes offered hereby, including, among others, operating expenses, capital expenditures and interest and principal payments under our revolving credit facility and the existing notes.

          Subject to the limits contained in the credit agreement governing our revolving credit facility, the indenture governing our existing notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our debt could intensify. Specifically, our debt could have important consequences to the holders of the notes, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

  •
  requiring a substantial portion of our cash flows to be dedicated to debt service payments, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the revolving credit facility, are at variable rates of interest;

  •
  limiting our flexibility in planning for and reacting to changes in the oil and gas industry;

  •
  placing us at a disadvantage compared to other, less leveraged competitors; and

  •
  increasing our cost of borrowing.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

          Our ability to make scheduled payments on or refinance our debt obligations, including the notes, and to satisfy our other liabilities depends on our financial condition and operating performance, which are subject to prevailing economic, capital markets and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. In addition, our ability to meet our debt service obligations may also be affected by changes in prevailing interest rates, as borrowings under our revolving credit facility bear interest at floating rates. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

          If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing the revolving credit facility and the indenture governing our existing notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See "Description of Other Indebtedness" in this prospectus supplement.

          In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which may not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing our existing notes and the credit agreement governing the revolving credit facility will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

          Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

          If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the revolving credit facility could terminate their commitments to loan money, and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

          We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the indenture governing our existing notes and the credit agreement governing our revolving credit facility contain restrictions on the incurrence of additional indebtedness and the indenture governing the notes offered hereby will contain restrictions on liens securing indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, if any, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our Company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, after giving effect to this offering and the use of proceeds therefrom, as of March 31, 2014, our revolving credit facility would have provided for unused commitments of approximately $1 billion. If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See "Description of Other Indebtedness" and "Description of Notes" in this prospectus supplement.

The terms of the credit agreement governing our revolving credit facility and the indenture governing our existing notes restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

          The indenture governing our existing notes and the credit agreement governing our revolving credit facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

  •
  incur additional indebtedness and guarantee indebtedness;

  •
  pay dividends or make other distributions or repurchase or redeem capital stock;

  •
  prepay, redeem or repurchase certain debt;

  •
  issue certain preferred stock or similar equity securities;

  •
  make loans and investments;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  incur liens;

  •
  enter into transactions with affiliates;

  •
  alter the businesses we conduct;

  •
  enter into agreements restricting our subsidiaries' ability to pay dividends; and

  •
  consolidate, merge or sell all or substantially all of our assets.

          The indenture governing the notes offered hereby contains restrictive covenants limiting our ability and the ability of each of our subsidiaries to create liens securing certain indebtedness and to consolidate, merge or transfer all or substantially all assets.

          In addition, the restrictive covenants in the credit agreement governing our revolving credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. You should read the discussions under the heading "Description of Other Indebtedness" in this prospectus supplement for further information about these covenants.

          A breach of the covenants or restrictions under the indenture that will govern the notes, the indenture governing our existing notes or the credit agreement governing our revolving credit facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our revolving credit facility would permit the lenders under our revolving credit facility to terminate all commitments to extend further credit under that facility. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

  •
  limited in how we conduct our business;

  •
  unable to raise additional debt or equity financing to operate during general economic or business downturns; or

  •
  unable to compete effectively or to take advantage of new business opportunities.

          These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

The notes lack many of the covenants typically found in other comparably rated public debt securities.

          Although the notes have been rated below investment grade by both Standard & Poor's and Moody's Investors Service, they lack the protection for holders that is provided by several financial and other restrictive covenants typically associated with comparably rated public debt securities, including:

  •
  incurrence of additional indebtedness;

  •
  payment of dividends and other restricted payments;

  •
  sale of assets and the use of proceeds therefrom;

  •
  transactions with affiliates; and

  •
  dividend and other payment restrictions affecting subsidiaries.

          The primary restrictive covenants contained in the indenture that will govern the notes will limit only our ability and certain of our subsidiaries' ability to create liens securing certain indebtedness and to consolidate, merge or transfer all or substantially all assets.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

          Borrowings under our revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The notes will be effectively subordinated to our and our subsidiary guarantors' indebtedness under any secured indebtedness we may incur to the extent of the value of the collateral securing that indebtedness.

          We do not currently have any secured debt. The indenture that will govern the notes, the indenture governing our existing notes and our revolving credit facility allow us to incur secured debt. The notes and the guarantees will be effectively junior to any secured debt of us and the subsidiary guarantors to the extent of the value of the collateral securing such indebtedness. The effect of such subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our Company or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness would be available to pay obligations on the notes only after all indebtedness under any secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors' bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

          The notes will be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee the revolving credit facility or that guarantee certain of our other indebtedness. Except for such subsidiary guarantors of the notes, our subsidiaries, including any future non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary's creditors (including trade creditors) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment.

          In addition, the indenture that will govern the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

          As of and for the quarter ended March 31, 2014, our non-guarantor subsidiaries had limited operations and no assets, liabilities or obligations, excluding intercompany amounts.

          In addition, our subsidiaries that provide, or will provide, note guarantees for the notes offered hereby will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

  •
  the release by that subsidiary guarantor in full from all obligations under its guarantee of the revolving credit facility and any other debt of the Company and the other subsidiary guarantors in excess of $25.0 million; or

  •
  the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor if all of the obligations of such subsidiary guarantor under the revolving credit facility and any other agreements evidencing any of our or our subsidiaries' other indebtedness terminate upon consummation of such sale or other disposition.

          If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See "Description of Notes — Subsidiary Guarantees" in this prospectus supplement.

We may not be able to repurchase the notes upon a change of control triggering event.

          Upon the occurrence of specific kinds of change of control events accompanied by a ratings decline of the notes, which we refer to as a change of control triggering event, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Under the indenture governing our existing notes, upon a change of control (as defined therein), we are required to offer to repurchase all of our outstanding existing notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date without regard to whether a ratings decline has occurred. Additionally, under the revolving credit facility, a change in control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under our revolving credit facility and the commitments to lend would terminate. We may not be able to repurchase the notes upon a change of control triggering event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. In addition, a change of control as defined under our revolving credit facility or under the indenture governing our existing notes may not constitute a change of control triggering event. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and our existing notes and to avoid events of default and potential breaches of the credit agreement governing our revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

          The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes.

          Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the note guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

  •
  we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

  •
  the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

  •
  we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor's ability to pay as they mature; or

  •
  we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

          As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

          We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors' other debt. In general, however, a court would deem an entity insolvent if:

  •
  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

          If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

          Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

          Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

          Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

          The notes are a new issue of securities for which there is no established public market. Although the underwriters have informed us that they intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, a liquid market may not develop for the notes, you may not be able to sell your notes at a particular time and the prices that you receive when you sell the notes may not be favorable.

          We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

USE OF PROCEEDS

          We estimate that the net proceeds from this offering will be approximately $741.5 million after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds to repay borrowings under our revolving credit facility and for general corporate purposes. As of May 16, 2014, we had $515 million outstanding under our revolving credit facility. Subsequently, we intend to use our revolving credit facility to fund the purchase of our share of the Additional Cana-Woodford Assets, which transaction is subject to customary closing conditions and purchase price adjustments and is expected to close during the second quarter of 2014. This offering is not conditioned on the closing of the Cana-Woodford Acquisition. Our revolving credit facility matures on July 14, 2018. At our option, borrowings under the revolving credit facility may bear interest based on either a LIBOR rate or the higher of the federal funds effective rate, LIBOR or a prime rate plus, in each case, an additional amount based on our leverage ratio as described more fully under "Description of Other Indebtedness." As of March 31, 2014, borrowings bore interest at a weighted average interest rate of 1.986%. Amounts repaid under our revolving credit facility may be reborrowed, subject to the terms of the facility.

          Affiliates of certain of the underwriters are lenders to us under our revolving credit facility, and will therefore receive a portion of the offering proceeds. Please see "Underwriting (Conflicts of Interest)" for more information.

 CAPITALIZATION

          The following table sets forth, as of March 31, 2014, our actual historical cash and cash equivalents and capitalization and our cash and cash equivalents and capitalization as adjusted to give pro forma effect to this offering and the application of the net proceeds from the offering as described in "Use of Proceeds." The following table does not give effect to the Cana-Woodford Acquisition.

          You should read this table along with our consolidated financial statements and related notes and the other financial information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus.

	As of March 31, 2014
(dollars in thousands)	Actual	As adjusted(1)
	(unaudited)
Cash and cash equivalents(1)	$4,530	$471,030

Long-term debt:
Revolving credit facility(1)	$275,000	$—
5.875% Senior Notes due 2022	750,000	750,000
4.375% Senior Notes due 2024 offered hereby	—	750,000

Total long-term debt	1,025,000	1,500,000
Total stockholders' equity	4,147,737	4,147,737

Total capitalization	$5,172,737	$5,647,737

(1)
As of May 16, 2014, we had $515 million outstanding under our revolving credit facility. We intend to use the net proceeds of this offering to repay all of such outstanding borrowings. As adjusted cash and cash equivalents in the table above includes amounts that will be used for such purposes and would reduce such amount to $231.0 million with approximately $1.0 billion of commitments available under our revolving credit facility.

 RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our computation of ratio of earnings to fixed charges:

	Three months ended March 31,			Years ended December 31,
(Dollars in thousands)	2014		2013	2013		2012	2011	2010	2009
Earnings:
Income (loss) from continuing operations before income taxes and cumulative change in accounting principle	$220,202		$143,103	$893,700		$560,550	$841,481	$913,731	$(488,481)
Additions:
Fixed charges as shown below	15,195		14,004	59,385		51,227	37,380	38,641	41,780
Distributions received from equity-method investees	—		—	—		—	—	—	—

	15,195		14,004	59,385		51,227	37,380	38,641	41,780

Subtractions:
Equity in income of investees	—		—	—		—	—	—	(2,353)
Interest capitalized	7,290		9,195	31,517		35,174	29,057	29,215	23,408

	7,290		9,195	31,517		35,174	29,057	29,215	21,055

Earnings (losses) as adjusted	$228,107		$147,912	$921,568		$576,603	$849,804	$923,157	$(467,756)

Fixed charges:
Interest on indebtedness, expensed or capitalized	$14,042		$13,206	$54,973		$49,317	$35,611	$36,527	$39,615
Amortization of discount on indebtedness, expensed or capitalized	—		—	—		—	—	86	162
Amortization of premium on indebtedness, expensed or capitalized	—		—	—		—	—	—	—
Interest within rent expense	1,153		798	4,412		1,910	1,769	2,028	2,003

Total fixed charges	$15,195		$14,004	$59,385		$51,227	$37,380	$38,641	$41,780

Ratio of earnings to fixed charges	15.0x	(2)	10.6x	15.5x	(2)	11.3x	22.7x	23.9x	— (1)

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Earnings consist of income from continuing operations before income taxes and cumulative change in accounting principle plus distributions received from equity investments and fixed charges, minus income from equity investees and capitalized interest. Fixed charges consist of interest expensed, which includes amortization of the discount and premium related to indebtedness, an estimated interest component in net rental expense, and interest capitalized.

(1)
In 2009, earnings were insufficient to cover fixed charges by $509.5 million and therefore no ratio is shown. The insufficiency was primarily a result of a non-cash impairment of oil and gas properties totaling $791 million that was recorded due to a significant decrease in natural gas prices during the first quarter of 2009.

(2)
The pro forma effect of using $275 million of proceeds from the notes to pay down $275 million of bank debt outstanding at March 31, 2014 results in our pro forma ratio of earnings to fixed charges to change by greater than 10% primarily from using a higher pro forma rate of interest than was actually incurred during those periods. The pro forma ratio of earnings to fixed charges for the three months ended March 31, 2014 and the year ended December 31, 2013 would have been 13.4x and 13.9x, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

          In July 2011, we entered into a five-year senior unsecured revolving credit facility, which was amended in July 2012 and May 2014 and which we refer to herein as our "revolving credit facility." The revolving credit facility provides for a borrowing base of $2.5 billion with aggregate commitments of $1 billion from 14 lenders and matures on July 14, 2018.

          The borrowing base under the revolving credit facility is determined at the discretion of lenders based on the value of our proved reserves and other information as the administrative agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria. The next regular annual redetermination date is on April 1, 2015.

          At our option, borrowings under the revolving credit facility may bear interest at either (a) LIBOR plus 1.5-2.25%, based on our leverage ratio, or (b) the higher of (i) a prime rate, (ii) the federal funds effective rate plus 0.50%, or (iii) adjusted one-month LIBOR plus 1.0% plus, in each case, an additional 0.50-1.25%, based on our leverage ratio.

          The revolving credit facility also has financial covenants that include the maintenance of current assets (including unused bank commitments) to current liabilities at a ratio of greater than 1.0. We also must maintain a leverage ratio of total debt to earnings before interest expense, income taxes and noncash items (such as depreciation, depletion and amortization expense, unrealized gains and losses on commodity derivatives, ceiling test write-downs, and goodwill impairments) of not more than 3.5. Other covenants could limit our ability to incur additional indebtedness, pay dividends, repurchase our common stock or sell assets. As of March 31, 2014, we were in compliance with all of the financial and nonfinancial covenants.

          At March 31, 2014, there were $275.0 million of borrowings outstanding under the revolving credit facility at a weighted average interest rate of 1.986%. We also had letters of credit outstanding of $2.5 million leaving an unused borrowing availability of $722.5 million. As of May 16, 2014, we had $515 million of borrowings outstanding under the revolving credit facility.

5.875% Senior Notes Due 2022

          In April 2012, we issued $750 million of 5.875% senior unsecured notes that mature May 1, 2022. Interest on the existing notes is payable May 1 and November 1 of each year. The existing notes are governed by an indenture containing covenants that restrict, among other things, our ability to incur additional indebtedness, pay dividends, repurchase our common stock and certain debt or make investments and other restricted payments. Our ability to incur liens, engage in transactions with affiliates, sell assets, and consolidate, merge or transfer all or substantially all assets are also restricted.

          We may redeem up to 35% of the existing notes using the proceeds of certain equity offerings completed before May 1, 2015. In addition, before May 1, 2017, we may redeem all or any part of the existing notes at a make-whole redemption price plus accrued interest, if any, to the date of redemption. The existing notes are also redeemable at our option, in whole or in part, at any time on and after May 1, 2017 at the following redemption prices (expressed as percentages of the principal amount) plus accrued interest, if any, to the date of redemption, if redeemed during the twelve-month period beginning on May 1 of the years indicated below.

Year	Percentage
2017	102.938%
2018	101.958%
2019	100.979%
2020 and thereafter	100.000%

          If a specified change of control occurs, subject to certain conditions, we must make an offer to purchase the existing notes at a purchase price of 101% of the principal amount of the existing notes, plus accrued and unpaid interest to the date of the purchase.

DESCRIPTION OF NOTES

          The Company will issue the Notes under an Indenture to be dated as of the Issue Date (the "Base Indenture") among itself, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by a supplemental indenture to be dated as of the Issue Date (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes will be a series of our debt securities described in the accompanying base prospectus. The Notes issued in this offering will be limited to $750.0 million in principal amount, although we may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date ("Additional Notes"). Any Additional Notes will be part of the same series as the Notes that we are currently offering and will vote on all matters with the holders of the Notes. We may also from time to time issue other series of debt securities under the Indenture, in unlimited principal amount.

          This Description of Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this Description of Notes is only a summary, you should refer to the section entitled "Description of debt securities" in the accompanying base prospectus for a description of other material terms of the Notes and the Base Indenture. To the extent that any terms of the Notes set forth this Description of Notes are different than the terms described in the accompanying base prospectus, the terms in this Description of Notes will govern. For more information, we refer you to the Notes, the Base Indenture and the Supplemental Indenture filed, or incorporated by reference, as exhibits to the registration statement, which includes this prospectus supplement, or available by request.

          You will find the definitions of capitalized terms used in this description under the heading " — Certain Definitions." For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Cimarex Energy Co. and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The Notes.    The Notes:

•
will be general unsecured, senior obligations of the Company;

•
will initially be issued in an aggregate principal amount of $750.0 million, subject to our ability to issue Additional Notes;

•
will mature on June 1, 2024;

•
will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•
will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See "Book-Entry, Delivery and Form";

•
will rank equally in right of payment to any senior Indebtedness of the Company, without giving effect to any collateral arrangements; and

•
will be unconditionally guaranteed on a senior unsecured basis by each Subsidiary Guarantor. See "— Subsidiary Guarantees."

Interest.    Interest on the Notes will be payable semi-annually and will:

•
accrue at the rate of 4.375% per annum;

•
accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•
be payable in cash semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2014;

•
be payable to the holders of record on the May 15 and November 15 immediately preceding the related interest payment dates; and

•
be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

          We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

          We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

          If any scheduled date for a payment on the Notes is not a Business Day, then the payment will be paid on the next succeeding Business Day without additional interest in respect of such delay.

Transfer and Exchange

          A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

          The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

          Before March 1, 2024, the Notes may be redeemed at our option, at any time in whole or from time to time in part, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to but not including the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, interest accrued on the Notes to but not including the redemption date (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such notes on the relevant record date).

          On or after March 1, 2024, the Notes may be redeemed, in whole or in part, at our option, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus interest accrued thereon to but not including the redemption date (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such notes on the relevant record date).

For the purposes of the Notes:

          "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

          "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

          "Reference Treasury Dealer" means at least four primary U.S. Government securities dealers in The City of New York as we shall select.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.

          In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

          The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

          The Company and its Subsidiaries and affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Ranking

          The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated and will be effectively subordinated to any Indebtedness and liabilities of our Subsidiaries that do not guarantee the Notes. Each of the Subsidiary Guarantees will be effectively subordinated to any secured Indebtedness of such Subsidiary Guarantor. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any senior secured Indebtedness, the assets of the Company and its Subsidiary Guarantors that secure such senior secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such senior secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

          Assuming that we had completed the offering of the Notes and applied the net proceeds we receive therefrom in the manner described under "Use of Proceeds," as of March 31, 2014:

•
the Company and the Subsidiary Guarantors would have had approximately $1.5 billion of total Indebtedness (comprising Indebtedness under the Notes and the Existing Notes);

•
the Company and the Subsidiary Guarantors would not have had any secured Indebtedness or subordinated Indebtedness; and

•
the Company would have had commitments available to be borrowed under the Revolving Credit Agreement of $1.0 billion, all of which, if borrowed, would rank equally in right of payment to the Notes.

          As of March 31, 2014, our non-guarantor Subsidiaries had limited operations and no assets, liabilities or obligations (other than inter-company obligations).

Subsidiary Guarantees

          The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Company's obligations under the Notes and all obligations under the Indenture. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including, without limitation, reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with all existing and future Indebtedness of such Subsidiary Guarantors that is not expressly subordinated to the obligations arising under the Subsidiary Guarantees and will be effectively subordinated to any secured Indebtedness of our Subsidiary Guarantors.

          The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors — Risks Relating to Our Indebtedness and the Notes — Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, and if that occurs, you may not receive any payments on the notes."

          In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction) to a Person which is not the Company or a Subsidiary of the Company (after giving effect to the merger, consolidation, sale or other disposition), such Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee if all the obligations of such Subsidiary Guarantor under the Revolving Credit Agreement and any other agreements evidencing any other Indebtedness of the Company or its other Subsidiaries (after giving effect to the merger, consolidation, sale or other disposition) terminate upon consummation of such transaction.

          In the event that a Subsidiary Guarantor is released and discharged (except as a result of payment under such Guarantees) in full from all of its obligations under its Guarantees of the Revolving Credit Agreement and all other Indebtedness of the Company or any other Subsidiary Guarantor in excess of $25.0 million, then such Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee.

          In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee in connection with any legal defeasance or covenant defeasance of the Notes or upon satisfaction and discharge of the Indenture, each in accordance with the terms of the Indenture.

          In the event that any released Subsidiary Guarantor thereafter Guarantees Indebtedness of the Company under the Revolving Credit Agreement or Guarantees any other Indebtedness of the Company or any other Subsidiary Guarantor in excess of $25.0 million, such former Subsidiary Guarantor will again provide a Subsidiary Guarantee. See "Certain Covenants — Future Subsidiary Guarantors."

Change of Control Triggering Event

          If a Change of Control occurs and is accompanied by a Ratings Decline of the Notes (together, a "Change of Control Triggering Event"), unless the Company has exercised its right to redeem all of the Notes as described under " — Optional Redemption," each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          Within 30 days following any Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Notes as described under " — Optional Redemption," the Company will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

          (1)     that a Change of Control Triggering Event has occurred or will occur and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

          (2)     the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with the requirements under the Exchange Act) (the "Change of Control Payment Date"); provided that the Change of Control Payment Date may not occur prior to the Change of Control Triggering Event; and

          (3)     the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

          On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)     accept for payment all Notes or portions of Notes (of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer;

          (2)     deposit, to the extent not previously deposited for such purpose, with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

          (3)     deliver or cause to be delivered to the Trustee the Notes, to the extent not previously delivered for such purpose, so accepted and an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

          The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The paying agent will deliver the Change of

Control Payment for such Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

          The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

          The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

          The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

          The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. In addition, certain events that may constitute a change of control under the Revolving Credit Agreement and cause a default under that agreement may not constitute a Change of Control Triggering Event under the Indenture. In addition, the Existing Notes require us to offer to purchase those notes upon a Change of Control without regard to whether a Ratings Decline has occurred. As a result, a Change of Control transaction may obligate us to offer to purchase the Existing Notes without having to offer to purchase the Notes. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a change of control, as defined under the terms of such Indebtedness. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

          Even if sufficient funds were otherwise available, the terms of the Revolving Credit Agreement will, and other Indebtedness may, prohibit the Company's prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Revolving Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite waivers or consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control Triggering Event, resulting in a default under the Indenture. A default under the Indenture likely will result in a cross-default under the Revolving Credit Agreement and other Indebtedness.

          The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. Certain provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Limitation on Liens

          The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt (other than Permitted Liens) upon any of its property or assets (including, without limitation, Capital Stock of Subsidiaries), or income or profits therefrom, whether owned on the Issue Date or acquired after that date, unless contemporaneously with the creation, Incurrence or assumption of such Lien effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Subsidiary's property or assets or income or profits therefrom, any Subsidiary Guarantee of such Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Funded Debt that is expressly subordinated to the Notes or Subsidiary Guarantees, as the case may be) the Funded Debt secured by such Lien for so long as such Funded Debt is so secured.

          Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, directly or indirectly, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt without securing the Notes; provided that the aggregate principal amount of such Funded Debt secured by such Lien, together with the aggregate outstanding principal amount of all other Funded Debt of ours and any Subsidiary of ours secured by any Liens (other than Permitted Liens), does not at the time such Funded Debt is created, Incurred or assumed exceed 15% of Consolidated Net Tangible Assets at such time.

Merger and Consolidation

          The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

          (1)     the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; provided, that if the Successor Company is not a corporation, a corporate wholly-owned Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia shall become a co-issuer of the Notes;

          (2)     immediately after giving effect to such transaction no Event of Default shall have occurred and be continuing; and

          (3)     each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes.

          For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          The predecessor Company will be released from its obligations under the Notes and the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

          Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

          In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) unless: (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to the Company's obligations in respect of the Indenture and the Notes and (b) no Event of Default shall have occurred and be continuing.

Future Subsidiary Guarantors

          The Company will cause each Subsidiary (other than a Foreign Subsidiary) that Guarantees, on the Issue Date or any time thereafter, Indebtedness of the Company under the Revolving Credit Agreement or any other Indebtedness of the Company or any other Subsidiary Guarantor in excess of $25.0 million to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior unsecured basis and all other obligations under the Indenture on an senior unsecured basis. Any such Subsidiary Guarantee will be subject to the limitations and other provisions, including the release provisions, described under "— Subsidiary Guarantees."

SEC Reports

          The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to all holders of the Notes and prospective purchasers of the Notes designated by the holders of the Notes, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act. For purposes of this covenant, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the holders of Notes and prospective purchasers as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company's website; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such reports and information have been posted on such website.

Events of Default

          Each of the following is an Event of Default with respect to the Notes:

          (1)     default in any payment of interest on any Note when due, continued for 30 days;

          (2)     default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3)     failure by the Company to comply with its obligations under " — Certain Covenants — Merger and Consolidation";

          (4)     failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

          (5)     default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary Guarantor (or the payment of which is guaranteed by the Company or any Subsidiary Guarantor), other than Indebtedness owed to the Company or a Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default:

            (a)     is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

            (b)     results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an outstanding uncured payment default or the maturity of which has been and remains so accelerated, aggregates $50.0 million or more; or

          (6)     certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary Guarantor (the "bankruptcy provisions").

          However, a default under clause (4) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified in clause (4) of this paragraph after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

          If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Such notice must specify the Event of Default and state that such notice is a "Notice of Acceleration." Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under " — Events of Default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Subsidiary Guarantor or waived by the holders of the relevant Indebtedness within 20 days after the written notice of declaration of acceleration of the Notes with respect thereto is received by the Company and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (6) above occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

          Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

          (1)     such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)     holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

          (3)     such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)     the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)     the holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period.

          Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture, the Notes or any Subsidiary Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

          The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the holders of Notes notice of any continuing Default if and so long as the board of directors or a committee of the board of directors of the Trustee or a committee of its Responsible Officers and/or a Responsible Officer of the Trustee in good faith determines that withholding the notice is in the interests of the holders of Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

          Solely with respect to the Notes and except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting holder):

          (1)     reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (2)     reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

          (3)     reduce the principal of or extend the Stated Maturity of any Note;

          (4)     waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

          (5)     reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under " — Optional Redemption" or " — Change of Control Triggering Event" whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of "Change of Control" or "Change of Control Triggering Event");

          (6)     make any Note payable in money other than that stated in the Note;

          (7)     impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (8)     make any change in the amendment or waiver provisions which require each holder's consent; or

          (9)     modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.

          Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement, solely with respect to the Notes, the Indenture, the Notes and the Subsidiary Guarantees to:

          (1)     cure any ambiguity, omission, defect or inconsistency;

          (2)     provide for the assumption by a successor entity of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the Notes or the Subsidiary Guarantees in accordance with " — Certain Covenants — Merger and Consolidation";

          (3)     provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

          (4)     add Guarantees with respect to the Notes in accordance with the applicable provisions of the Indenture;

          (5)     release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

          (6)     secure the Notes and the Subsidiary Guarantees;

          (7)     add covenants of the Company, any Subsidiary Guarantor or other obligor under the Indenture, Notes or Subsidiary Guarantees, as the case may be, or Events of Default for the benefit of the holders of the Notes or to make changes that would provide additional rights to the holders of the Notes or to surrender any right or power conferred upon the Company, any Subsidiary Guarantor or other such obligor;

          (8)     make any change that does not adversely affect the legal or contractual rights of any holder under the Indenture, the Notes or the Subsidiary Guarantees;

          (9)     evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

          (10)   provide for the issuance of Additional Notes permitted to be issued under the Indenture;

          (11)    comply with the rules of any applicable securities depositary; or

          (12)   conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees.

          The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of any amendment, supplement or waiver.

Defeasance

          The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes issued under the Indenture ("legal defeasance") except for:

          (1)     the rights of holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

          (2)     the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

          (3)     the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)     the legal defeasance provisions of the Indenture.

          If the Company exercises the legal defeasance option, the Subsidiary Guarantees in effect at such time will be automatically released.

          The Company at any time may terminate its obligations described under " — Change of Control Triggering Event" and under the covenants described under " — Certain Covenants" (other than " — Merger and Consolidation") and the operation of the payment default provision, cross acceleration provision or the bankruptcy provisions with respect to Subsidiary Guarantors ("covenant defeasance").

          If the Company exercises the covenant defeasance option, the Subsidiary Guarantees in effect at such time will be automatically released.

          The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5) and (6) (with respect only to Subsidiary Guarantors).

          In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including, without limitation, delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

          If the Company fails to comply with its remaining obligations under the Indenture with respect to the Notes following a covenant defeasance and the Notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default; however, the Company will remain liable in respect of such payments.

Satisfaction and discharge

          The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

          (1)     all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

          (2)     (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with such Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested by an accounting, appraisal, investment banking firm or consultant selected by the Company, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

          (b)     the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture; and

          (c)     the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

          In addition, the Company shall deliver to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge has been satisfied.

No personal liability of directors, officers, employees and stockholders

          No director, officer, employee, manager, member, partner, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

          U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

          The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

          "Board of Directors" means, (i) as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof, (ii) as to any Person that is a partnership (general or limited), the Board of Directors of a general partner of such partnership or any duly authorized committee thereof, or (iii) with respect to any other Person, the Person or group of Persons serving a similar function or any duly authorized committee thereof;

          "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

          "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any preferred stock and limited liability company or partnership interests (whether general or limited) of such Person, but excluding any debt securities convertible or exchangeable into such equity.

          "Change of Control" means:

          (1)     any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); provided, however, that a person or group shall not be deemed the beneficial owner of (a) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange thereunder or (b) any securities the beneficial ownership of which (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation and (ii) is not then reportable on Schedule 13D (or any successor schedule) under the Exchange Act, if applicable; or

          (2)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office; or

          (3)     the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

          (4)     the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Consolidated Net Tangible Assets" means at any date of determination, the total amount of assets of the Company and its Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom:

            (1)     all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of Funded Debt); and

            (2)     the value of all goodwill, trade names, trademarks, patents, and other like intangible assets,

all as set forth on our consolidated balance sheet as of a date no earlier than the date of the Company's latest available annual or quarterly consolidated financial statements prepared in accordance with GAAP.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Existing Notes" means the Company's outstanding 5.875% senior notes due 2022.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Foreign Subsidiary" means any Subsidiary of the Company that (a) is not organized under the laws of the United States of America or any state thereof or the District of Columbia, or (b) was organized under the laws of the United States of America or any state thereof or the District of Columbia that has no material assets other than Capital Stock of or other interests in one or more foreign entities of the type described in clause (a) above and is not a guarantor of Indebtedness under the Revolving Credit Agreement.

          "Funded Debt" means, in respect of any Person, all Indebtedness Incurred by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "holder" means a Person in whose name a Note is registered on the Registrar's books.

          "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

          "Indebtedness" means, with respect to any Person on any date of determination, any obligation of such Person, whether contingent or otherwise, for the repayment of borrowed money and any Guarantee thereof.

          "Investment Grade Rating" means a rating equal to or higher than (1) Baa3 (or the equivalent) with a stable or better outlook by Moody's Investors Service, Inc. and (2) BBB- (or the equivalent) with a stable or better outlook by Standard & Poor's; or if either such entity ceases to rate Notes for reasons outside of the Company's control, the equivalent investment grade rating from another nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company.

          "Issue Date" means the date Notes are first issued under the Indenture.

          "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

          "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

          "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

          "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

          "Permitted Liens" means, with respect to any Person:

          (1)     any Lien in favor of the Trustee for the benefit of the Trustee or the holders of the Notes or otherwise securing the Notes or the Subsidiary Guarantees, or Liens on funds held in trust for the benefit of third parties;

          (2)     pledges or deposits or other security made or provided by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure performance, surety, appeal or similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent;

          (3)     Liens imposed by law, including, without limitation, carriers', warehousemen's, suppliers', mechanics', materialmen's, repairmen's and similar Liens arising in the ordinary course of business;

          (4)     Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate negotiations or proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

          (5)     Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (6)     Liens on property to secure (i) all or any portion of the cost of acquiring, constructing, altering, improving, or repairing any property or assets, real or personal, or improvements used in connection with such property, and (ii) Indebtedness incurred by the Company or any Subsidiary to provide funds for the activities set forth in clause (i) above; provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired, constructed or improved and such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (7)     judgment Liens; provided that any such judgment Lien (i) has not and does not, together with other judgment Liens, give rise to an Event of Default and (ii) is adequately bonded (or any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor) and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (8)     Liens on property, assets or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property or assets owned by the Company or any Subsidiary;

          (9)     Liens on property, assets or Capital Stock of a Person at the time the Company or a Subsidiary acquired the property, asset or Capital Stock, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property or asset owned by the Company or any Subsidiary;

          (10)   Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or any other Subsidiary;

          (11)    Liens under industrial revenue, municipal or similar bonds; and

          (12)   any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing or discharging Indebtedness of the Company or any Subsidiary; and

          (13)   Liens securing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify (or successive refinancings, refundings, replacements, amendments, extensions or modifications), as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (6), (8), (9) or (13) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced, refunded, replaced, amended, extended or modified.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

          "Rating Agencies" means Standard & Poor's and Moody's Investors Service, Inc. or if Standard & Poor's or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as evidenced by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's or Moody's Investors Service, Inc. or both, as the case may be.

          "Ratings Decline" means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes). Notwithstanding the foregoing, if the Notes have an Investment Grade Rating by each of the Rating Agencies immediately prior to the date of the public notice of an arrangement that could result in a Change of Control, then "Ratings Decline" means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of such the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

          "Responsible Officer" shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

          "Revolving Credit Agreement" means the Credit Agreement dated as of July 14, 2011 among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as an LC Issuer and as Administrative Agent, Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as Co-Syndication Agents, and Union Bank, N.A. and BBVA Compass Bank, as Co-Documentation Agents, including, without limitation, any related notes, guarantees, collateral documents, instruments and agreements entered into in connection therewith, in each case, as the same may be amended, restated, modified, renewed, restructured, supplemented, extended, substituted, refunded, replaced or refinanced in whole or in part from time to time (including, without limitation, increasing the amount loaned thereunder, extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)); provided that a Revolving Credit Agreement shall not include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

          "Standard & Poor's" means Standard & Poor's, a division of the McGraw-Hill Companies, Inc.

          "Stated Maturity" means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including, without limitation, pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

          "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general partnership interests of a general partnership or general and limited partnership interests, taken together, of a limited partnership, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

          "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

          "Subsidiary Guarantor" means each Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date and any other Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon release or discharge of any such Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Subsidiary shall cease to be a Subsidiary Guarantor.

          "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

          "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

BOOK-ENTRY, DELIVERY AND FORM

          The notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

          Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "— Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

          The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

          The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

          DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

          DTC has also advised us that, pursuant to procedures established by it:

            (1)     upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

            (2)     ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

          Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

          Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

            (1)     any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

            (2)     any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

          DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

          Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

          DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for Legend Notes in certificated form, and to distribute such notes to its participants.

          Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

          A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

            (1)     DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed; or

            (2)     there has occurred and is continuing a default with respect to the notes and DTC requests the issuance of Certificated Notes.

          In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

          Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

          We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

          The following general discussion summarizes the material U.S. federal income and, for non-U.S. holders (as defined below), estate tax considerations of the purchase, ownership and disposition of the notes. This discussion is a summary and does not purport to be an analysis of all aspects of U.S. federal income and, as applicable, estate taxes that may be relevant to the purchase, ownership and disposition of the notes. This discussion also does not address the U.S. federal income or estate tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or the U.S. federal income or estate tax consequences to investors subject to special treatment under the U.S. federal income or estate tax laws, such as:

  •
  dealers in securities or foreign currency;

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  tax-exempt entities, including retirement plans and pension funds;

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  banks;

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  thrifts;

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  regulated investment companies;

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  real estate investment trusts;

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  traders in securities that have elected the mark-to-market method of accounting for their securities;

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  controlled foreign corporations;

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  passive foreign investment companies;

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  insurance companies;

  •
  persons that hold the notes as part of a "straddle," a "hedge" or a "conversion transaction";

  •
  U.S. holders liable for alternative minimum tax;

  •
  expatriates;

  •
  U.S. persons that have a "functional currency" other than the U.S. dollar; and

  •
  pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities.

          In addition, this discussion is limited to the U.S. federal income tax aspects (and, as applicable, estate tax consequences) to initial holders that purchase the notes for cash, at their original issue price, pursuant to the offering, and does not apply to subsequent purchasers of the notes. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, and does not address alternative minimum tax consequences.

          If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing the notes, you should consult with your tax advisor.

          This discussion is based upon the Code, regulations of the Treasury Department, rulings and pronouncements of the Internal Revenue Service, which we refer to as the IRS, and judicial decisions, each as now in effect, and all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

          If you are considering buying notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes, and the application of the U.S. federal income and estate tax laws to your particular situation.

Certain Contingent Payments

          We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under "Description of Notes — Optional Redemption" and "Description of Notes — Change of Control Triggering Event." The potential obligation to pay these excess amounts may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes, and to treat as ordinary interest income any gain realized on the taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. Holders

          This section summarizes the material U.S. federal income tax aspects of the purchase, ownership and disposition of the notes by "U.S. holders." A "U.S. holder" is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) that is created or organized under the laws of the United States, any of its states or the District of Columbia;

  •
  an estate if its income is subject to U.S. federal income taxation regardless of its sources; or

  •
  a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust existed on August 20, 1996 and has validly elected to continue to be treated as a domestic trust under applicable Treasury regulations.

Taxation of interest

          Payments of interest on the notes are generally taxable to you as ordinary income:

  •
  when the interest accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

  •
  when you receive the payments, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of notes

          You generally will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference (if any) between the amount of cash proceeds and the fair market value of any property you receive for the note (to the extent such amount does not represent accrued but unpaid interest, which will be treated as interest income), minus your tax basis in the note. Your tax basis in a note generally is the price you paid for the note. Any such gain or loss on a taxable disposition of a note as described above will generally constitute capital gain or loss and will be long-term capital gain or loss if you held such note for more than one year at the time of disposition. Currently, the maximum tax rate on long-term capital gains to non-corporate U.S. holders is generally 20%. The deductibility of capital losses is subject to limitations.

Additional Tax Relating to Net Investment Income

          An additional 3.8% tax is imposed on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from interest, and net gain from the disposition of property, such as the notes, less certain deductions. Prospective investors should consult their tax advisors with respect to the imposition of this additional tax.

Non-U.S. Holders

          This section summarizes the material U.S. federal income and estate tax aspects of the purchase, ownership and disposition of the notes by non-U.S. holders. A non-U.S. holder is a beneficial owner of notes that is for U.S. federal income tax purposes an individual, corporation, estate or trust and is not a U.S. holder.

Income or withholding tax on payments on the notes

          Subject to the discussion of backup withholding below, payments of interest on a note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

  •
  the holder is not:

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  an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

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  a controlled foreign corporation related (actually or constructively) to us through stock ownership; or

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  a bank which receives the interest in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

  •
  such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

  •
  the applicable withholding agent receives:

  •
  from the non-U.S. holder, a properly completed Form W-8BEN or Form W-8BEN-E (or applicable successor form) which provides the non-U.S. holder's name and address and certifies under penalties of perjury that the non-U.S. holder of the note is not a United States person; or

  •
  from a securities clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN or Form W-8BEN-E (or applicable successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN or Form W-8BEN-E (or applicable successor form) is furnished to the payor.

          Special rules may apply to holders who hold notes through "qualified intermediaries" within the meaning of U.S. federal income tax laws.

          If interest on a note is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or a fixed base in the United States) then such interest generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a branch profits tax at a 30% rate or such lower rate as may be available pursuant to an applicable income tax treaty).

          If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the holder provides the applicable withholding agent with a properly completed Form W-8ECI.

          A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest on the notes, unless the holder provides the applicable withholding agent with a properly completed Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty.

          Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale or other disposition of notes

          Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

  •
  such gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or a fixed base in the United States); or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

          If the first bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S. holder is a corporation, such non-U.S. holder may also be subject to the branch profits tax described above. If the second bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, redemption, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.

U.S. federal estate tax

          A note held or treated as held by an individual who is not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) interest on the note, if received by the non-U.S. holder at death, would not have been effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.

Information Reporting and Backup Withholding

          Payments of principal and interest on, or the proceeds of the sale or other disposition of, the notes may be subject to information reporting. In the case of a non-U.S. holder, copies of information returns reporting payments of interest (and any taxes withheld) also may be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement. In addition, if you are a U.S. holder, such payments generally will be subject to U.S. federal backup withholding tax unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. If you are a non-U.S. holder, you may be required to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax with respect to payments on, or the proceeds from the disposition of, notes. Under current law, the backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the holder's U.S. federal income tax liability (if any), provided required information is furnished to the IRS.

          WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

 CERTAIN ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the purchase and holding of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

          ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

          In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which the issuer, a subsidiary guarantor or an underwriter, or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

          Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

          Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

          The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

          We are offering the notes described in this prospectus supplement through a number of underwriters. We have entered into an underwriting agreement with the underwriters for whom Wells Fargo Securities, LLC is acting as representative. Subject to the terms of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, the aggregate principal amount of the notes listed next to its name in the following table:

Underwriter	Principal Amount
Wells Fargo Securities, LLC	$225,000,000
Deutsche Bank Securities Inc	75,000,000
J.P. Morgan Securities LLC	75,000,000
Mitsubishi UFJ Securities (USA), Inc.	75,000,000
U.S. Bancorp Investments, Inc.	75,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	22,500,000
BBVA Securities Inc.	22,500,000
BOSC, Inc.	22,500,000
Capital One Securities, Inc.	22,500,000
CIBC World Markets Corp.	22,500,000
Comerica Securities, Inc.	22,500,000
Goldman, Sachs & Co.	22,500,000
ING Financial Markets LLC	22,500,000
KeyBanc Capital Markets Inc.	22,500,000
Santander Investment Securities Inc.	22,500,000

Total	$750,000,000

          The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

          The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

          The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.25% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.375% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

          Our expenses of this offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us.

          We have agreed that we will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any of our debt securities having a tenor of more than one year, without the prior written consent of Wells Fargo Securities, LLC, for a period of 90 days after the date of this prospectus supplement.

          In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

          The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the discount received by it because Wells Fargo Securities, LLC or its affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

          These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise. We have agreed that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

          The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

          It is expected that delivery of the notes will be made against payment therefor on or about June 4, 2014, which is the tenth business day following the date hereof (such settlement cycle being referred to as "T+10"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next six succeeding days should consult their own advisors.

Conflicts of Interest

          Certain of the underwriters and their affiliates have in the past and may in the future provide investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates in the ordinary course of business. In particular, an affiliate of Wells Fargo Securities, LLC is a co-syndication agent and a lender under our revolving credit facility. An affiliate of J.P. Morgan Securities LLC is an administrative agent, letter of credit issuer and a lender under our revolving credit facility. Deutsche Bank Securities Inc. is a co-syndication agent and an affiliate of Deutsche Bank Securities Inc. is a lender under our revolving credit facility. In the ordinary course of their various business activities, certain of the underwriters or their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Also, affiliates of certain of the underwriters are lenders to us under our revolving credit facility and will therefore receive a portion of the offering proceeds. See "Use of Proceeds."

          Because affiliates of each of the underwriters except for Goldman, Sachs & Co. are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the revolving credit facility, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a "qualified independent underwriter" has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, the registration statement and this prospectus supplement. Goldman, Sachs & Co. has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Goldman, Sachs & Co. will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Goldman, Sachs & Co. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, the underwriters, except for Goldman, Sachs & Co. will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.

          Also, U.S. Bank National Association is the trustee under the indenture for this offering. U.S. Bancorp Investments, Inc., an affiliate of U.S. Bank National Association, is an underwriter in this offering. U.S. Bank National Association acts as a lender with respect to our revolving credit facility. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, U.S. Bank National Association would be deemed to have conflicting interests, by virtue of being an affiliate of a lender under our revolving credit facility and an affiliate of one of the underwriters in this offering. In that event, U.S. Bank National Association would be required to resign as trustee or eliminate the conflicting interests.

Sales Outside the United States

          No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement, the accompanying base prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying base prospectus or any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

          Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell securities in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Conduct Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

Notice to Prospective Investors in the European Economic Area

          In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state) with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

          For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

          This prospectus supplement and any other material in relation to the notes described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

          The distribution of this prospectus supplement in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene FSMA. No person falling outside those categories should treat this prospectus supplement as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus supplement are advised that we, the underwriters and any other person that communicates this prospectus supplement are not, as a result solely of communicating this prospectus supplement, acting for or advising them and are not responsible for providing recipients of this prospectus supplement with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Switzerland

          This document as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus supplement pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Our notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to our notes including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

          Our notes may be offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase our notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

          This document as well as any other material relating to our notes is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

LEGAL MATTERS

          The validity of the notes offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. The validity of the notes offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

          The consolidated financial statements of Cimarex Energy Co. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

          DeGolyer and MacNaughton, an independent petroleum engineering firm, reviewed our reserve estimates for properties that comprised at least 80% of the discounted future net cash flows before income taxes, using a 10% discount rate, attributable to the total interests owned by Cimarex as of December 31, 2013, 2012 and 2011. Estimated quantities of Cimarex's oil and gas reserves and the net present value of such reserves have been included and incorporated by reference in this prospectus supplement in reliance on the authority of said firm as experts in petroleum engineering.

INCORPORATION BY REFERENCE

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005.

          We have filed a registration statement with the SEC on Form S-3 with respect to this offering. This prospectus supplement is a part of the registration statement. As allowed by SEC rules, this prospectus supplement does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The information that is incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and may replace information in this prospectus supplement, the accompanying base prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this prospectus supplement until the termination of this offering, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2013
Quarterly Report on Form 10-Q	Quarter ended March 31, 2014
Definitive Proxy Statement on Schedule 14A	Filed April 1, 2014
Current Reports on Form 8-K	Filed May 5, 2014 and May 19, 2014

          As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus supplement, you should rely on the statements made in the most recent document.

          No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus supplement in any such jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States must inform themselves about and observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying base prospectus applicable in those jurisdictions.

          You may request a copy of any document incorporated by reference in this prospectus supplement or the accompanying base prospectus, at no cost, by writing or calling us at the following address:

  Mary Kay Rohrer
  Corporate Secretary
  Cimarex Energy Co.
  1700 Lincoln Street, Suite 1800
  Denver, Colorado 80203-4518
  tel.: (303) 295-3995

PROSPECTUS

Cimarex Energy Co.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
WARRANTS

        We or selling securityholders may from time to time offer to sell common stock, preferred stock, debt securities (which may be guaranteed by one or more of our subsidiaries) or warrants. Each time we or selling securityholders sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "XEC."

        Investing in our securities involves a high degree of risk. See the "Risk Factors" section of our filings with the Securities and Exchange Commission (the "SEC") and the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is September 17, 2012.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Glossary of oil and gas terms

        In this prospectus (including the information incorporated by reference in this prospectus), the following terms have the meanings specified below.

  Bbl/d—Barrels (of oil or natural gas liquids) per day

  Bbls—Barrels (of oil or natural gas liquids)

  Bcf—Billion cubic feet

  Bcfe—Billion cubic feet equivalent

  Btu—British thermal unit

  MBbls—Thousand barrels

  Mcf—Thousand cubic feet (of natural gas)

  Mcfe—Thousand cubic feet equivalent

  MMBbls—Million barrels

  MMBtu—Million British thermal units

  MMcf—Million cubic feet

  MMcf/d—Million cubic feet per day

  MMcfe—Million cubic feet equivalent

  MMcfe/d—Million cubic feet equivalent per day

  Net Acres—Gross acreage multiplied by Cimarex's working interest percentage

  Net Production—Gross production multiplied by Cimarex's net revenue interest

  NGL—Natural gas liquids

  Tcf—Trillion cubic feet

  Tcfe—Trillion cubic feet equivalent

        One barrel of oil or NGL is the energy equivalent of six Mcf of natural gas

ii

About this prospectus

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. We or selling securityholders identified in a prospectus supplement may sell any combination of the securities described in this prospectus from time to time.

        The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

  •
  common stock;

  •
  preferred stock;

  •
  debt securities, which may be guaranteed by one or more of our subsidiaries; and

  •
  warrants.

        Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we or the selling securityholders will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

  •
  the type and amount of securities that we or the selling securityholders propose to sell;

  •
  the names and addresses of the selling securityholders, if any, the type and amount of our securities that they own, and a description of any material relationships between the selling securityholders and us;

  •
  the initial public offering price of the securities;

  •
  the names of any underwriters or agents through or to which we or the selling securityholders will sell the securities;

  •
  any compensation of those underwriters or agents; and

  •
  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

        In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

 Disclosure regarding forward-looking statements

        Throughout this prospectus, including the information incorporated by reference herein, we make statements that may be deemed "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, that address activities, events, outcomes and other matters that Cimarex plans, expects, intends, assumes, believes, budgets, predicts, forecasts, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein. Forward-looking statements include statements with respect to, among other things:

  •
  amount, nature and timing of capital expenditures;

  •
  drilling of wells;

  •
  reserve estimates;

  •
  timing and amount of future production of oil and natural gas;

  •
  operating costs and other expenses;

  •
  cash flow and anticipated liquidity;

  •
  estimates of proved reserves, exploitation potential or exploration prospect size;

  •
  marketing of oil and natural gas;

  •
  legislation and regulatory changes; and

  •
  access to capital markets.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and sale of oil and gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures and other risks described herein.

        Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of such data by our engineers. As a result, estimates made by different engineers often vary from one another. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the timing of future production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered.

        Should one or more of the risks or uncertainties described above or elsewhere in this prospectus supplement or the accompanying prospectus, including the information incorporated by reference herein or therein, cause our underlying assumptions to be incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        All forward-looking statements, express or implied, included in this prospectus supplement or the accompanying base prospectus, including the information incorporated by reference herein or therein, and attributable to Cimarex are qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Cimarex or persons acting on its behalf may issue. Cimarex does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement, except as required by law.

The company

        We are an independent oil and gas exploration and production company. Our operations are mainly located in Texas, Oklahoma, New Mexico and Kansas. Our corporate headquarters is in Denver, Colorado. Our main operating offices are in Tulsa, Oklahoma and Midland, Texas.

        Proved reserves at December 31, 2011 totaled 2.05 Tcfe, consisting of 1.2 Tcf of natural gas and 138 million barrels of crude oil and natural gas liquids. Of total proved reserves, 82% are classified as proved developed and 59% are gas.

        Our production during 2011 averaged 592.3 MMcfe per day. Average daily production was comprised of 329.1 MMcf of gas (56%) and 43,875 barrels of crude oil and natural gas liquids (44%). The wells we operate account for 81% of our production and 76% of our total proved reserves.

        Our operations are organized into two main core areas. Our Mid-Continent assets are principally located in Oklahoma, the Texas Panhandle and southwest Kansas. Our Permian Basin assets are principally located in southeast New Mexico and west Texas. We also have minor operations along the U.S. Gulf Coast, principally in southeast Texas, and in certain other areas.

        Our corporate headquarters are located at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203 and our main telephone number at that location is (303) 295-3995. Cimarex is a Delaware corporation.

        Our Web site address is www.cimarex.com. There you will find our news releases, annual reports, proxy statements, 10-Ks, 10-Qs, 8-Ks, insider (Section 16) filings and all other SEC filings. We have also posted our Code of Ethics, Code of Business Conduct, Corporate Governance Guidelines, Audit Committee Charter, Compensation and Governance Committee Charter and Nominating Committee Charter. Copies of these documents are also available in print upon a written or telephone request to our Corporate Secretary. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Throughout this prospectus, unless otherwise indicated, we use the terms "Cimarex," "Company," "we," "our," and "us" to refer to Cimarex Energy Co. and its subsidiaries.

Risk factors

        Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading "Risk Factors" in our Annual Report on Form 10-K filed with the SEC on February 22, 2012, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Exchange Act.

        Our business, financial position, results of operations, liquidity or prospects could be adversely affected by any of these risks.

 Use of proceeds

        We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

Ratio of earnings to fixed charges

        The following table sets forth our ratio of earnings to fixed charges:

	Six Months Ending June 30,		Year Ending December 31,
	2012	2011	2011	2010	2009		2008		2007
Ratio of earnings to fixed charges	11.9	23.7	22.7	23.9	—	(a)	—	(b)	14.1

(a)
In 2009, earnings were insufficient to cover fixed charges by $509.5 million and therefore no ratio is shown. The insufficiency was primarily a result of a non-cash impairment of oil and gas properties totaling $791 million that was recorded due to a significant decrease in natural gas prices during the first quarter of 2009.

(b)
In 2008, earnings were insufficient to cover fixed charges by $1.474 billion and therefore no ratio is shown. The insufficiency was primarily a result of non-cash impairments of oil and gas properties totaling $2.2 billion that were recorded due to declines in commodity prices during the last half of 2008.

Dividend policy

        In December 2005, the Cimarex board of directors declared Cimarex's first quarterly cash dividend of $0.04 per share payable to shareholders. A dividend has been authorized in every quarter since then. The dividend was increased to $0.06 per share in December 2007, to $0.08 per share in February 2010, to $0.10 per share in February 2011 and to $0.12 per share in February 2012. Future dividend payments will depend on our level of earnings, financial requirements and other factors considered relevant by the board of directors.

Description of capital stock

        The following descriptions of Cimarex's capital stock and provisions of its amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the complete text of the amended and restated certificate of incorporation and amended and restated bylaws. For information on how to obtain copies of the amended and restated certificate of incorporation and amended and restated bylaws, see "Where You Can Find More Information."

Authorized capital stock

        Cimarex's authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2012, Cimarex had 85,987,555 shares of common stock and no shares of preferred stock outstanding.

Common stock

        Dividends may be paid on the Cimarex common stock out of assets or funds legally available for dividends, when and if declared by Cimarex's board of directors, subject to any preferential rights of preferred stock, if preferred stock of Cimarex is then outstanding. If Cimarex is liquidated, dissolved or wound up, the holders of shares of Cimarex common stock will be entitled to receive the assets and funds of Cimarex available for distribution after payments to creditors and to the holders of any preferred stock, in proportion to the number of shares held by them.

        Each share of Cimarex common stock entitles the holder of record to one vote at all meetings of stockholders and the votes are non-cumulative. The Cimarex common stock has no redemption, conversion or subscription rights and does not entitle the holder to any preemptive rights. The outstanding shares of Cimarex common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred stock

        Cimarex's board has the authority, without further stockholder approval, to create series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Cimarex has not issued any of this preferred stock and has no present plans to issue any shares of preferred stock.

Anti-takeover effects of certain provisions of Delaware law, our certificate of incorporation and bylaws

        The certificate of incorporation and by-laws of Cimarex provide for a classified board of directors with staggered terms, restrict the ability of stockholders to take action by written consent and prevent stockholders from calling a meeting of the stockholders. In addition, the Delaware General Corporation Law imposes restrictions on business combinations with interested parties. These provisions may have the effect of delaying, deferring or preventing a change in control of Cimarex, even if the change in control might be beneficial to Cimarex stockholders.

Description of debt securities

        The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of indebtedness of Cimarex, which we refer to as "debt securities." We may issue debt securities in one or more series under an indenture (the "Indenture") to be entered into between us and U.S. Bank National Association, as trustee (the "Trustee"). A copy of the Indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, is incorporated herein by reference. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the Indenture. For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Cimarex Energy Co. and not to its subsidiaries.

        The provisions of the Indenture will generally be applicable to all of the debt securities. Selected provisions of the Indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

  •
  the title of the debt securities;

  •
  the extent, if any, to which the debt securities are subordinated in right of payment to other indebtedness of Cimarex;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  any guarantees applicable to the debt securities, and any subordination provisions or other limitations applicable to any such guarantees;

  •
  the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

  •
  the date or dates on which the principal of the debt securities will be payable;

  •
  the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

  •
  the dates on which interest will be payable and the regular record dates for interest payment dates;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

  •
  our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

  •
  the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

  •
  the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

  •
  any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

  •
  whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

  •
  the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for the common stock or other securities of Cimarex or any other person;

  •
  the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default;

  •
  the applicability to the debt securities of the provisions described in "—Defeasance" below; and

  •
  any other terms applicable to that series in accordance with the Indenture.

        We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an "original issue discount security") may be described in an applicable prospectus supplement.

        If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

        Unless otherwise indicated in an applicable prospectus supplement:

  •
  the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

  •
  payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Guarantees

        Debt securities may be guaranteed by one or more of our direct or indirect subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement relating to the debt securities of a particular series may describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees may be joint and several obligations of the guarantors.

Registered global securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

  •
  by the depositary to a nominee of the depositary;

  •
  by a nominee of the depositary to the depositary or another nominee of the depositary;

  •
  by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

  •
  in any other circumstances described in an applicable prospectus supplement.

        The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

        Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the Indenture.

        We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the Indenture:

  •
  the applicable depositary would authorize its participants to give the notice or take the action; and

  •
  the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

        Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the Trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain covenants

Maintenance of office or agency

        We will be required to maintain an office or agency in The City of New York, or, if different, in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Paying agents, etc.

        If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of (or premium, if any) or interest on any debt securities that remain unclaimed for two years after the principal (or premium, if any) or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

Corporate existence

        We will be required to, and will be required to cause our Restricted Subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, licenses and franchises; provided that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors shall determine that such preservation is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

Compliance certificate

        The Company will be required to file annually with the Trustee a certificate signed by one of its officers, stating whether or not the officer knows of any default by the Company in compliance with any provision of the Indenture.

Merger and consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the debt securities of any series and the Indenture; provided, that if the

    Successor Company is not a corporation, a corporate Wholly Owned Subsidiary that is a Restricted Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia shall become a co-issuer of the debt securities of such series;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

  (3)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the debt securities of any series.

Restrictive covenants

        Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of default

        The following are Events of Default under the Indenture with respect to debt securities of any series:

  (1)
  default in any payment of interest on any debt security of that series when due, continued for 30 days;

  (2)
  default in the payment of principal of or premium, if any, on any debt security of that series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (3)
  failure to make any sinking fund payment when and as due by the terms of any debt security of that series;

  (4)
  failure by the Company to perform or comply with any other covenant (other than a covenant or a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has been expressly included in the Indenture solely for the benefit of a series of debt securities other than that series) for 90 days after written notice thereof has been given to us as provided in the Indenture;

  (5)
  any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other of our or certain of our subsidiaries' indebtedness, the unpaid principal amount of which aggregates $15 million or more, which default results in the acceleration of the maturity of the indebtedness prior to its stated maturity or occurs at the final maturity thereof;

  (6)
  specified events of bankruptcy, insolvency, or reorganization involving the Company or certain of our subsidiaries; and

  (7)
  any other Event of Default provided with respect to debt securities of that series.

        Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that: other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

        If an Event of Default described in clause (6) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See "—Amendments and waivers" below.

        Subject to the duty of the Trustee to act with the requisite standard of care during an Event of Default, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of debt securities of any series unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

        Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the debt securities of any series unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount of the outstanding debt securities of such series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the

Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series issued under the Indenture.

Subordination

        The prospectus supplement, if any, relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by the Company of the principal of, premium, if any, on and interest on such subordinated debt securities.

Amendments and waivers

        Subject to certain exceptions, the Indenture and the debt securities of any series may be amended or supplemented with the consent of the holders of a majority in principal amount of the debt securities of such series then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series). In addition, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or any series for certain purposes as set forth in the Indenture.

        However, without the consent of each holder of an outstanding debt security affected, no amendment, supplement or waiver may, among other things:

  (1)
  reduce the percentage in principal amount of debt securities of such series whose holders must consent to an amendment;

  (2)
  reduce the stated rate of or extend the stated time for payment of interest on any such debt security;

  (3)
  reduce the principal of or extend the Stated Maturity of any such debt security;

  (4)
  reduce the premium payable upon the redemption or repurchase of any such debt security or change the time at which any such debt security may be redeemed or repurchased pursuant to the Indenture or any supplemental indenture;

  (5)
  change the place or currency of payment of principal of, or premium, if any, or interest on any such debt security;

  (6)
  impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debt securities; or

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions for such securities.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of debt securities given in connection with a tender of such holder's debt securities will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

        The Company at any time may terminate all its obligations under the debt securities of any series and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of any series. If the Company exercises its legal defeasance option, any Subsidiary Guarantees in effect at such time will terminate.

        The Company may at any time terminate its obligations to comply with certain covenants described above under "—Certain covenants" and certain covenants of any outstanding series of debt securities and provisions of the Indenture described above under "—Certain covenants—Restrictive covenants" that may be contained in any applicable prospectus supplement, and we may omit to comply with such covenants without creating an Event of Default ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        The applicable prospectus supplement will describe our ability to be released from any of our covenant obligations under the Indenture with respect to any series of debt securities.

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the debt securities of any series to redemption or maturity, as the case may be, and must comply with certain other conditions, including, without limitation, delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

        If the Company fails to comply with its remaining obligations under the Indenture with respect to the debt securities of any series following a covenant defeasance and such debt securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default; however, the Company will remain liable in respect of such payments.

Satisfaction and discharge

        We, at our option, may satisfy and discharge the Indenture (except for specified obligations of us and the Trustee, including, among others, the obligations to apply money held in trust) when:

  (1)
  either:

  (a)
  all of our debt securities previously authenticated and delivered under the Indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the Trustee for cancellation; or

  (b)
  all of our debt securities not previously delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and we have deposited or caused to be deposited with the Trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

  (2)
  we have paid or caused to be paid all other sums payable by us under the Indenture; and

  (3)
  we have delivered to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

No individual liability of incorporators, stockholders, officers or directors

        The Indenture provides that no incorporator and no past, present or future stockholder, officer or director of the Company or any successor company, in their capacity as such, shall have any individual liability for any of our obligations under the debt securities or the Indenture.

Governing law

        The Indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the trustee

        The Indenture provides that there may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee under the Indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the Indenture. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

        The Indenture contains specified limitations on the right of the Trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the Indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the Trustee's rights as our creditor will not be limited if the creditor relationship arises from, among other things:

  •
  the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

  •
  specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture;

  •
  disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

  •
  indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

  •
  the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

        The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the Trustee must eliminate the conflict or resign.

Description of warrants

        We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Plan of distribution

        The securities being offered by this prospectus may be sold by us or by a selling securityholder:

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  through agents;

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  to or through underwriters;

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  through broker-dealers (acting as agent or principal);

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  directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

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  through a combination of any such methods of sale; or

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  through any other methods described in a prospectus supplement.

        The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

        Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

        If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

        If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

        We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

        Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

        Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

        Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore,

Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

Selling securityholders

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

Validity of the securities

        The validity of the securities offered hereby will be passed upon for us by Bryan Cave LLP, Denver, Colorado, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

        The consolidated financial statements of Cimarex Energy Co. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

        DeGolyer and MacNaughton, an independent petroleum engineering firm, reviewed our proved reserve estimates for properties that comprised at least 80 percent of the discounted future net cash flows before income taxes, using a 10% discount rate, attributable to the total interests owned by Cimarex as of December 31, 2011, 2010 and 2009. Estimated quantities of Cimarex's oil and gas reserves and the net present value of such reserves have been included and incorporated by reference in this prospectus supplement in reliance on the authority of said firm as experts in petroleum engineering.

Where you can find more information

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference room, which is located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov). Our SEC filings are also available through the New York Stock Exchange, on which our common stock is listed, at 20 Broad Street, New York, N.Y. 10005. Our internet address is http://www.cimarex.com. The information on our website is not incorporated into this prospectus.

 Incorporation by reference

        We have filed a registration statement with the SEC on Form S-3. This prospectus is a part of the registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The information that is incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are incorporated by reference in this prospectus until the termination of this offering, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Filing	Period
Annual Report on Form 10-K	Year ended December 31, 2011
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2012 and June 30, 2012
Current Reports on Form 8-K	Filed February 27, 2012, March 26, 2012 (excluding portions furnished under Item 7.01), April 5, 2012 (two filings) (excluding portions furnished under Item 7.01), and May 21, 2012

        As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

        You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

  Mary Kay Rohrer
  Corporate Secretary
  Cimarex Energy Co.
  1700 Lincoln Street, Suite 1800
  Denver, Colorado 80203-4518
  tel.: (303) 295-3995

Cimarex Energy Co.

$750,000,000

4.375% Senior Notes due 2024

PROSPECTUS SUPPLEMENT
May 20, 2014

Joint book-running managers

Wells Fargo Securities

Deutsche Bank Securities

J.P. Morgan

Mitsubishi UFJ Securities

US Bancorp

Co-managers

BB&T Capital Markets

BBVA

BOSC, Inc.

Capital One Securities

CIBC

Comerica Securities

Goldman, Sachs & Co.

ING

KeyBanc Capital Markets

Santander